                                                                     EXHIBIT 2.1

                      PURCHASE AND SALE OF ASSETS AGREEMENT

                                      AMONG

                             LONE STAR FASTENERS, LP
                                   AS "BUYER";

                           LSS-LONE STAR-HOUSTON, INC.

                          BOLT MANUFACTURING CO., INC.
                     D/B/A WALKER BOLT MANUFACTURING COMPANY

                           AND WHIR ACQUISITION, INC.
                     D/B/A AMERITECH FASTENER MANUFACTURING

                                  AS "SELLERS"

                                       AND

                            T-3 ENERGY SERVICES, INC.
                                AS "SHAREHOLDER"

                        EFFECTIVE AS OF FEBRUARY 19, 2004

                                TABLE OF CONTENTS

RECITALS

TERMS AND CONDITIONS

1.       PURCHASE AND SALE OF ASSETS
         (a)      SALE
         (b)      WARRANTIES OF ASSETS
         (c)      ASSIGNMENTS AND ASSUMPTIONS
         (d)      CONSENT BY SHAREHOLDER

2.       PURCHASE PRICE
         (a)      INITIAL ESTIMATE OF PURCHASE PRICE
         (b)      POST-CLOSING FINALIZATION OF PURCHASE PRICE
         (c)      PAYMENT OF FINAL PURCHASE PRICE
         (d)      COLLECTIONS ON ACCOUNTS RECEIVABLE
         (e)      ADJUSTMENTS TO NOTES
         (f)      ALLOCATIONS OF PURCHASE PRICE FOR TAX PURPOSES

3.       NO LIABILITIES ASSUMED

4.       CLOSING

5.       REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLERS AND SHAREHOLDER
         (a)      INTERPRETATIONS OF REPRESENTATIONS AND WARRANTIES
         (b)      ORGANIZATION; AUTHORITY; NAME
         (c)      AUTHORITY
         (d)      STOCK OWNERSHIP; BINDING EFFECT
         (e)      NO CONFLICT
         (f)      GOVERNMENTAL CONSENTS AND APPROVALS
         (g)      FINANCIAL INFORMATION; BOOKS AND RECORDS
         (h)      INVENTORIES
         (i)      INTELLECTUAL PROPERTY RIGHTS
         (j)      TANGIBLE PERSONAL PROPERTY
         (k)      CUSTOMER CONTRACTS
         (l)      INSURANCE COVERAGES
         (m)      EMPLOYEES; EMPLOYEE BENEFITS
         (n)      LABOR MATTERS
         (o)      COMPLIANCE WITH LAW
         (p)      TAXES
         (q)      LITIGATION AND THREATENED OR PENDING LITIGATION
         (r)      ABSENCE OF PRICE RENEGOTIATION CONTRACTS
         (s)      CONDUCT OF SELLERS' BUSINESS
         (t)      ACCOUNTS RECEIVABLE
         (u)      ENVIRONMENTAL AND OTHER PERMITS; HAZARDOUS MATERIALS; DISPOSAL
                  SITES
         (v)      NONCOMPETE AGREEMENTS
         (w)      REAL PROPERTY

         (x)      LEASED PROPERTIES
         (y)      RELIANCE ON ADVISORS
         (z)      REPRESENTATION CONCERNING TOTALITY OF ASSETS
         (aa)     COMPLETE DISCLOSURE
         (bb)     KNOWLEDGE REGARDING BUYER REPRESENTATIONS AND WARRANTIES

6.       REPRESENTATIONS, WARRANTIES, AND COVENANTS OF BUYER
         (a)      INTERPRETATIONS OF REPRESENTATIONS AND WARRANTIES
         (b)      ORGANIZATION; AUTHORITY
         (c)      NO CONFLICT
         (d)      GOVERNMENTAL CONSENTS AND APPROVALS
         (e)      RELIANCE ON ADVISORS
         (f)      BINDING AGREEMENT
         (g)      EMPLOYMENT CONTRACTS
         (h)      WARN ACT NOTIFICATIONS
         (i) KNOWLEDGE REGARDING SELLERS AND SHAREHOLDER REPRESENTATIONS AND WARRANTIES
         (j)      NO SOLICITATION OF EMPLOYEES
         (k)      BUYER'S USE OF SELLER'S HUMAN RESOURCES POLICIES

7.       DELIVERIES BY SELLERS AND SHAREHOLDER

8.       DELIVERIES BY BUYER

9.       TITLE COMMITMENT

10.      ENVIRONMENTAL ASSESSMENTS

11.      PRORATIONS AND CHARGES

12.      COVENANTS AND COOPERATION
         (a)      ADDITIONAL INSTRUMENTS
         (b)      SHAREHOLDER  CONSULTING AGREEMENT
         (c)      TRANSITION
         (d)      CONTACT WITH THIRD PARTIES
         (e)      ADDITIONAL ASSETS
         (f)      TRADE ORGANIZATIONS
         (g)      ADDITIONAL ACCESS TO RECORDS

13.      NAME CHANGE

14.      COVENANTS OF SELLERS AND SHAREHOLDER BEFORE CLOSING
         (a)      ACCESS TO OWNED REAL PROPERTY, LEASED PROPERTIES AND RECORDS
         (b)      REQUIRED ACTIVITIES OF SELLERS BEFORE CLOSING
         (c)      PROHIBITED ACTIVITIES BEFORE CLOSING
         (d)      STANDSTILL AGREEMENT
         (e)      TITLE DEFECTS
         (f)      CONFIDENTIALITY; FAILURE TO ATTAIN CLOSING

15.      PUBLIC ANNOUNCEMENTS

16.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND SHAREHOLDER
         (a)      REPRESENTATIONS AND WARRANTIES
         (b)      COVENANTS
         (c)      NO ADVERSE PROCEEDING
         (d)      CLOSING DELIVERIES
         (e)      GENERAL

17.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
         (a)      REPRESENTATIONS AND WARRANTIES
         (b)      COVENANTS
         (c)      NO ADVERSE PROCEEDING
         (d)      CORPORATE APPROVAL
         (e)      NO ADVERSE CHANGE OR MATERIAL ADVERSE EFFECT
         (f)      TRANSFERABILITY OF PERMITS
         (g)      DUE DILIGENCE REVIEW
         (h)      CONSENTS
         (i)      CLOSING DELIVERIES
         (j)      GOVERNMENTAL APPROVALS
         (k)      ZONING VARIANCES
         (l)      ENVIRONMENTAL
         (m)      GENERAL

18.      INDEMNIFICATION
         (a)      BY SELLERS AND SHAREHOLDERS
         (b)      BY BUYER

19.      SURVIVAL OF INDEMNIFICATIONS

20.      TERMINATION OF AGREEMENT
         (a)      TERMINATION BY BUYER
         (b)      TERMINATION BY SELLER OR SHAREHOLDER
         (c)      TERMINATION FOR FAILURE TO CLOSE
         (d)      EFFECT OF TERMINATION

21.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION

22.      LEGAL OPINIONS [DELETED]

23.      GENERAL PROVISIONS

         (a)      ASSIGNMENT
         (b)      BINDING EFFECT; NO THIRD PARTY BENEFICIARIES
         (c)      AMENDMENT
         (d)      ENTIRE AGREEMENT
         (e)      COUNTERPARTS
         (f)      ATTORNEYS' FEES
         (g)      NOTICES

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

         (h)      WAIVER
         (i)      SEVERABILITY
         (j)      CONSTRUCTION
         (k)      MUTUAL DRAFTING
         (l)      EXPENSES OF TRANSACTION
         (m)      NO BROKERS
         (n)      GOVERNING LAW
         (o)      NO THIRD PARTY BENEFICIARIES

24.      DEFINITIONS AND RULES OF INTERPRETATION
         (a)      DEFINITIONS
         (b)      RULES OF INTERPRETATION

EXHIBITS

Exhibit A         Legal Description of Owned Real Property
Exhibit B         Lone Star Leased Premises and Leases
Exhibit C         Walker Bolt/Ameritech Leased Premises and Leases
Exhibit D         Persons Under Employment Contracts
Exhibit E         Contracts
Exhibit F         Form of Promissory Note
Exhibit G
Exhibit H         Resolutions of Sellers Authorizing Transaction
Exhibit I         August 31, 2003 Balance Sheet
Exhibit J         Financial Statements
Exhibit K         Sellers' Intellectual Property
Exhibit L         Vehicles and Equipment
Exhibit M         Insurance Certificates and Insurance Loss Runs as of January
                  31, 2004.
Exhibit N         Employee Lists; Automobile Benefits
Exhibit O         Governmental Orders
Exhibit P         Litigation
Exhibit Q         Resolutions of Buyer Authorizing Transaction
Exhibit R         Form of Bill of Sale
Exhibit S         Closing Certificates from Sellers and Shareholder
Exhibit T         Form of Warranty Deed Regarding Owner Real Property
Exhibit U
Exhibit V         Environmental Matters
Exhibit W         Non-Competition and Non-Solicitation Agreement
Exhibit X         Spreadsheet for Determining Purchase Price Adjustment
Exhibit Y
Exhibit Z         Initial Schedule for Inventory, Receivables, and Payables and
                  Aging Analysis
Exhibit AA        Form of Assignment and Transfer of Intellectual Property

                      PURCHASE AND SALE OF ASSETS AGREEMENT

This PURCHASE AND SALE OF ASSETS AGREEMENT ("AGREEMENT") is executed and delivered as of February 19, 2004, among Lone Star Fasteners, LP, a Texas limited partnership ("BUYER"); LSS-Lone Star-Houston, Inc. ("LONE STAR"), a Delaware corporation, Bolt Manufacturing Co., Inc. d/b/a Walker Bolt Manufacturing ("WALKER BOLT"), a Texas corporation, and WHIR Acquisition, Inc. d/b/a Ameritech Fastener Manufacturing ("AMERITECH," collectively with Lone Star and Walker Bolt, the "SELLERS"), and T-3 Energy Services, Inc., a Delaware corporation, the sole shareholder of Sellers ("SHAREHOLDER").

                                    RECITALS

A. Lone Star manufacturers and distributes a broad line of standard and metric fasteners in ASTM grades and exotic metals such as Monel, titanium, Inconel, Alloy 20, and Hastelloy. Lone Star also custom manufactures and coats fasteners to customer specifications. Additionally, Lone Star provides electronic commerce EDI and XML internet seamless connectivity for vendor stocking programs, managed inventory on site, turn-around supply trailers, integrated supply, in-house processing, manufacturing, electroplating, fluropolymer coating, and heat treating, and in-house laboratory testing (tensile and proof load, charpy impact, spectroanalysis, salt spray, ASTM B117, NDE, and macroetch) (the "LONE STAR BUSINESS").

B. Walker Bolt specializes in manufacturing quality fasteners in small quantities for dependable, quick deliveries for commercial and military applications. Walker Bolt specializes in exotic materials (titanium, Inconel, Hastelloy, Monel, Incoloy and stainless steel) and manufacturing/supply of items within specifications required by ASTM, ASME, ANSI, DIN, and SAE. In-house capabilities include: forging, heat treating, machining, bending, testing, inspection, certification and technical support (the "WALKER BOLT BUSINESS").

C. Ameritech manufactures parts in accordance with specifications covered by NAS-AN-MS-NA per military and aerospace industry requirements. Manufacturing capabilities of Ameritech include cold heading, heat treating, grinding, thread rolling, head and shank drilling, and knurling. Ameritech also provides quality control in accordance with MIL-I-45208A calibration per MIL-STD-45662A, and traceability from raw materials to finished products (the "AMERITECH BUSINESS," collectively with the Lone Star Business and Walker Bolt Business, the "BUSINESS").

         For purposes of this Agreement, the Business does not include Lone Star's specialty coating operations currently conducted out of its facilities at 7135 Ardmore, Houston, Texas (the "Ardmore Facility") under the name of Custom Coating Applicators.

D. Lone Star owns an approximately nine (9) acre parcel of real property located in Spring, Texas more fully described on Exhibit A (together with all improvements thereon the

         "OWNED REAL PROPERTY") and leases two additional offices in Houston, only one of which shall be assigned to Buyer, which lease is described on Exhibit B (the "LONE STAR LEASED PREMISES") upon which Lone Star conducts the Lone Star Business.

E. Walker Bolt leases the facility and land upon which Walker Bolt and Ameritech conduct their Business as described on Exhibit C (the "WALKER BOLT/AMERITECH LEASED PREMISES," together with the Lone Star Leased Premises, the "LEASED PROPERTIES").

F. Collectively, Sellers own or lease all of the assets used in the Business in addition to certain other assets which are located at the Ardmore Facility and which are not included within the scope of the Business.

G. Buyer desires to purchase and acquire all of the "Assets" (as defined in Section 1(a) below) and Sellers desire to sell the Assets to Buyer.

H. Shareholder owns all of the issued and outstanding shares of each of the Sellers.

I. None of the Parties is willing to enter into this Agreement without the representations, warranties and agreements of other Parties set forth in this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and with the intent to be legally bound hereby, the Parties agree as follows:

                              TERMS AND CONDITIONS

1.       PURCHASE AND SALE OF ASSETS.

(a)      SALE.

         Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall, on the Closing Date, sell to Buyer, and Buyer shall purchase from Sellers all of Sellers' assets, properties and contractual rights related to the Business and related tangible and intangible interests related thereto (the "ASSETS"), free and clear of all encumbrances, including, but not limited to, the following:

         (i)      the Owned Real Property;

         (ii) all real and personal rights in the Leased Properties, including leasehold interests, improvements, fixtures, and rights of way (the "LEASEHOLD INTERESTS");

         (iii) all tangible personal property located on the Owned Real Property, on the Leased Properties, or elsewhere (except as described in the last paragraph of this Section 1(a)), including all equipment, machinery, molds, dyes, furnishings, fixtures, improvements, tools, utensils, computers, books, records, signage, files, research and development reports and records, production reports and records, advertising materials, studies, reports, correspondence and other similar documents and records (the "TANGIBLE PERSONAL PROPERTY");

Section 1(a) (iv) all motor vehicles, including those listed on Exhibit L but excluding the vehicle described in the last paragraph of this
                  Section 1(a) ("VEHICLES AND EQUIPMENT");

             (v) all inventories, raw materials, finished goods and work-in-progress (the "INVENTORIES");

             (vi) (A) all intangibles, including creative materials, software, licenses, manuals, customer lists, pre-paid accounts, accounts receivable, employee lists, files, rights, claims of Sellers against third parties relating to the Assets and/or the Business, whether choate or inchoate, known or unknown, contingent or non-contingent, customer relationships, telephone numbers, facsimile numbers, e-mail addresses, websites, directory listings, master service agreements, license agreements, customer contracts, goodwill, names, assumed names, trade names, and other intellectual property required to operate the Business, including those identified in Exhibit K, but excluding the trade name "Custom Coating Applicators" pertaining solely to Lone Star's Custom Coating Applicators' business based at the Ardmore Facility (which is not required to operate the Business), all rights of Sellers relating to deposits, down payments, and advance payments (but excluding any amounts in Sellers' banking or investment accounts with financial institutions), rights to refunds and prepaid expenses and rights to offset in respect thereof, and all other intangible property used in, or associated with, the Business.

                  (B)      Notwithstanding the forgoing:

                           (1) Shareholder holds a license with Microsoft Corporation for the use of certain software programs provided by Microsoft. Shareholder has informed Buyer that this license is non-assignable. Buyer shall be responsible for obtaining any required licenses from Microsoft, the cost of which shall be borne 50% by Buyer and 50% by Sellers, with Sellers' portion being paid solely through a reduction in the Purchase Price at Closing. If the documentation substantiating the cost of a new Microsoft license is not available at Closing, Buyer shall provide such documentation to Shareholder within thirty days after Closing and Shareholder shall reimburse Buyer for 50% of the actual cost within fifteen days after receipt of such documentation and an invoice.

Section 1(a)(vi)(B)        (2)      Licenses for software provided by Visual
                                    Manufacturing and Oracle will not be
                                    assigned to Buyer and will no longer
                                    available for Buyer's use ninety days after the Closing Date.

                           (3) Lone Star uses IBM's Universe Software. The Parties have each seen a copy of a letter to Lone Star wherein JCL Associates, Inc. (Randall LeBlanc, President, 713-582-6522, rcleblanc@jclinc.com), distributor of record for this software, has stated that the IBM Universe Software is freely assignable if the computer hardware is assigned in which such software is installed. However, after the assignment of the hardware and software, Buyer will need to contact JCL to arrange for an assignment of the maintenance agreement with IBM.

                           (4)      The current International Standards
                                    Organization ("ISO") 9001:2000 registration maintained by Sellers and other affiliates of Shareholder was granted in September 2003 by the Quality Certification Bureau, Inc. ("QCB"). This registration is good for one full year but a surveillance audit will be required in August 2004. The ISO 9001:2000 registration certifies that the facilities associated with the Business meet the minimum requirements as set by ISO for quality management systems as outlined in the international standard issued in 2000. The current scope of the ISO registration includes "coating, manufacturing, testing and distribution of specialty fasteners, and coatings of customer supplied product". All of Sellers' operations at the Walker Bolt, Ameritech, and Lone Star facilities included in this scope are considered ISO 9001:2000 compliant.

                                    The Parties have each received a copy of a letter sent by QCB to Shareholder that notwithstanding the transfer of the Business, as contemplated under this Agreement, such transfer will not cause the registration to be invalid so long as Buyer continues to use the systems and procedures under the current certification and continues to abide by the requirements and conditions of this certification.

Section 1(a) (vii) all contractual rights of Sellers in any way related to the
                   Business where the failure to assign or otherwise transfer such rights to Buyer, when considered in the aggregate with other failures to assign, would have a Material Adverse Effect on Buyer (the "CONTRACT RIGHTS"). Exhibit E sets forth a listing of the major Contract Rights with customers, licensors, and landlords associated with the Business and the status of Sellers' efforts to assign such major Contract Rights to Buyer. To the extent Buyer elects to proceed to Closing without a written assignment of any Contract Rights or a substitute contract which provides substantially the same benefits to Buyer, Sellers and Shareholders shall continue to use all reasonable efforts to procure such assignments or reasonably equivalent new contracts on behalf of Buyer.

                   In the event Sellers or Shareholder, as applicable, have not so procured such assignments or new contracts with the following persons within ninety days after the Closing, Sellers and Shareholder shall reduce the Purchase Price by the following amounts and shall reimburse to Buyer such amounts as designated below within fifteen days thereafter:

         CONTRACT DESCRIPTION                        AMOUNT OF REIMBURSEMENT:
         --------------------                        -----------------------
Sermagard Industrial Coating Application                    $30,000
  License Agreement
Magni Industries, Inc. License Agreement                    $30,000
McJunkin Corporation                                        $30,000

Lyondell-Citgo Refining LP                                  $30,000
Aramco Services Company                                     $30,000
Flow Products, Inc.                                         $30,000
FMC                                                         $30,000

         (viii) All Permits, including all Environmental Permits, held by Sellers, but subject to any qualifications or limitations set forth in Section 5(u).

         The Parties acknowledge that (i) Lone Star's assets located at and related to its operations at the Ardmore Facility and (ii) a 1997 3/4 ton Chevrolet pickup truck (vehicle identification # 1GCGC 24RX VZ 122
         619) are expressly excluded from any of the foregoing items. Sellers and Shareholder represent that the schedules of assets and accounting reports previously provided by Sellers to Buyer have excluded such items

Section 1(b) WARRANTIES OF ASSETS.

         (i)      (A)      The Assets are to be sold with standard warranties of
                           title, free and clear of all liens (excluding (1) any liens held by Shareholder's and Seller's lenders, which shall immediately be released upon payment of the Purchase Price and (2) a State of Texas
                           Employment Commission lien for unpaid employment taxes filed on or about January 26, 1986 in Montgomery County, Texas which may or may not be applicable to Lone Star and its assets), claims, encumbrances, assignments, options, restrictions, pledges, mortgages, and security interests, and the warranty that the Assets are in good working order as of the Closing Date (reasonable wear and tear excepted) and that the Assets are capable of being used in the continued operations of the Business for a period of at least six months following the Closing
                           Date. All movable property has been maintained in substantially its present condition, reasonable wear and tear excepted. In the event any of the Assets are determined to be encumbered with liens, Sellers and Shareholder shall immediately remove such liens, which removal shall be Buyer's sole remedy for a failure to sell such Assets to Buyer free and clear of all liens, however, in the event there is a failure to remove the liens, Buyer's remedy shall not be so limited.

                  (B) In the event that Buyer incurs more than $150,000 in costs for repairs and replacement parts from third parties with respect to Assets sold by Sellers to Buyers ("THIRD PARTY REPAIR COSTS") during the six-month period after the Closing, Sellers and Shareholder collectively shall reimburse Buyer for 50% of any additional Third Party Repair Costs; provided that Sellers and Shareholder shall not be required to incur more than an aggregate of $100,000 in Third Party Repair Costs.

                           (1) Prior to incurring any Third Party Repair Costs during such six-month period, Buyer shall submit to Shareholder's vice president of operations written documentation regarding the need for such third Party Repair Costs. This individual currently is Keith Klopfenstein, kklopfensteing@t3energy.com; 713-996-4119.
                                    No such Third Party Repair Costs shall be incurred without Shareholder's prior written consent, which shall not be unreasonably withheld, provided that no prior Shareholder consent shall be required under the following circumstances, provided that information regarding such circumstances shall be provided to Shareholder as soon as practicable:

                                    (a)     if any machine or other item of
                                            equipment becomes inoperable or soon
                                            will be rendered inoperable if
                                            immediate repairs are not made;

                                    (b)     if any machine or other item of
                                            equipment requires immediate repair
                                            in order avoid injuries or damage to
                                            property.

Section 1(b)(i)(B)         (2)      Sellers and Shareholder shall be under no
                                    obligation to contribute toward Third Party
                                    Repair Costs pursuant to subsection (B)
                                    above where such costs are attributable to Buyer's failure to follow manufacturer's recommendations and industry practice and procedures with regard to the operation and maintenance of any machine or other item of equipment.

                           (3) Sellers and Shareholder shall be entitled to audit the incurrence of any Third Party Repair Costs for accuracy and prudency.

                           (4) The reimbursement obligations of Sellers and Shareholder under this Section 1(b)(i)(B) shall be Buyer's exclusive remedy for failure of any item of machinery or equipment to conform with the warranty set forth in Section 1.(b)(i)(A) above.

         (ii) Lone Star shall convey and deliver to Buyer the Owned Real Property with full warranty of title, free and clear of all liens, claims, encumbrances, deeds of trust, assignments, options, restrictions, pledges, mortgages, and security interests, except as otherwise specified in the Title Commitment and where Buyer has not objected to any such item in its Title Objections pursuant to Section 9, and in full substitution and subrogation in and to all rights and actions of warranty, if any, which Lone Star has or may have against all proceeding owners and vendors.

(c)      ASSIGNMENTS AND ASSUMPTIONS.

         Sellers shall assign to Buyer, or otherwise make available for Buyer's use, all Contract Rights and Leasehold Interests, subject to
         Section 1(a)(vii) above), effective as of 12:01 a.m. the day after the Closing Date. Buyer agrees to assume Sellers' obligations under any and all leases, license agreements, and customer contracts listed in Exhibit E but only to the extent that such obligations first mature and are required to be performed after the Closing Date (the "ASSUMED OBLIGATIONS").

(d)      CONSENT BY SHAREHOLDER.

         Shareholder hereby specifically acknowledges, ratifies, and consents to the sale of the Assets by Sellers to Buyer as contained in this Agreement. To the extent that the Shareholder has any ownership or other rights or interests in the Assets, Shareholder hereby expressly waives and relinquishes those rights in favor of Sellers (excluding any license rights related to the Assets which are not assignable to Buyer or where Buyer has not otherwise been provided through Shareholder's efforts such rights pursuant to a new license with the licensor, but for which Buyer has otherwise obtained such rights to the extent necessary to conduct the continued operation of the Business effective as of the Closing Date) in order to fully and completely carry out the transactions contained in this Agreement.

2.       PURCHASE PRICE.

(a)      INITIAL ESTIMATE OF PURCHASE PRICE.

         (i)      PURCHASE PRICE.

                  Pursuant to the Letter of Intent, the Parties have agreed that the purchase price for the transactions contemplated in this Agreement (the "PURCHASE PRICE") shall be $8,000,000, subject to a "working capital adjustment" based upon any positive or negative change in the aggregated Adjustment Items while excluding from all calculations the Custom Coatings Applicators operations at the Ardmore Facility. The August 31, 2003 Balance Sheet reflects the base case from which the Purchase Price is to determined while factoring in the impact of the Adjustment Items on the Purchase Price.

         (ii) Pursuant to the methodology set forth in the "Purchase Price Adjustment" spreadsheet set forth in Exhibit X and in the underlying supporting documentation and calculations, Sellers have estimated that the actual Purchase Price to be paid at Closing shall be $7,664,472.

         (iii) Buyer shall pay such estimated Purchase Price at Closing as follows:

                  (A) $7,164,472 payable by wire transfer in immediately identifiable funds to the following account:

                           Account Name: T-3 Energy Services Master Account Account Number: 4130956048
                           ABA (Routing) Number: 121000248
                           Address: 420 Montgomery, San Francisco, CA 94163

                           Wells Fargo Contact Information: Ginny Mikolajewski 713-319-1363

                  (B) One promissory note in the sum of $200,000 drawn to the order of Lone Star (the "LONE STAR NOTE") and one promissory note in the sum of $100,000 drawn to the order of Ameritech (the "AMERITECH NOTE"). Each of the Lone Star Note and the Ameritech Note shall be dated the date of the Closing. Each note shall have a stated term of two years and shall bear interest at the rate of 8% per annum from its date until paid. Interest shall be payable in semi-annual payments, with all accrued and unpaid interest and the outstanding principal due on the due date. Each of the Lone Star Note and the Ameritech Note shall be substantially in the form set forth in Exhibit F.

                  Buyer shall pay a portion of the Purchase Price to or for the account of each Seller in the amount directed by Shareholder in writing to Buyer at Closing.

Section 2(b) POST-CLOSING FINALIZATION OF PURCHASE PRICE.

         (i) After the Closing, Buyer shall consult with Sellers in determining the actual amount of the Purchase Price which should have been paid at Closing while applying the methodology set forth in Exhibit X which was utilized to determine the estimated Purchase Price at Closing. Within fifteen days after Closing, Buyer shall present Sellers and Shareholder with its proposed final Purchase Price with a supporting spreadsheet prepared in accordance with Exhibit X and with any additional supporting documentation which Sellers and Shareholder reasonably may request.

         (ii) As a part of such supporting documentation, Buyer shall update Exhibit Z based upon the information in Buyer's books and records. Buyer also shall provide Sellers and Shareholder with an accounting of all Inventory transferred by Sellers as of the Closing Date. Each Party's representatives shall be authorized to be present if any physical inventory counts are conducted as a part of such accountings. Any differences between the accounting of all Inventory prepared by Sellers and appearing in Exhibit Z to this Agreement and the Inventory accounting prepared by Buyer shall be reconciled by mutual agreement of the Parties, subject to each Party's right to have such differences resolved by an independent accountant pursuant to Section 2(b)(iv)(B) below.

         (iii) For the purposes of any final Purchase Price determination calculations, any and all rebates due McJunkin Corporation and FMC under their respective pricing agreements with Lone Star and any other pricing agreement between any of the Sellers and their respective customers shall be classified as an account payable.

         (iv) Sellers shall provide such assistance and cooperation to Buyer as Buyer may request in connection with Buyer's preparation of Buyer's proposed final Purchase Price Adjustment. Such assistance and cooperation shall include providing Buyer or Buyer's accountants with copies of all accounting books and records not in Buyer's possession which are related to the Business.

         (v) If Sellers disagree with the Buyer's proposed final Purchase Price, they shall so notify Buyer in writing within fifteen days after Sellers' receipt of Buyer's determination of its proposed final Purchase Price. Any such Sellers' notification shall include in reasonable detail Sellers' preliminary assessment of such disagreement, including the amounts in dispute and any undisputed amounts, as well as a request for any information required by Seller in order to be able to finalize their assessment. Sellers shall be granted an additional fifteens days to revise their notice of disagreement upon receipt of the information requested from Buyer pursuant to the previous sentence.

         (vi) If Sellers do not provide a notice or revised notice of disagreement within any such fifteen day period, Sellers shall be deemed to have accepted Buyer's Purchase Price

                  Adjustment, which shall be final, binding and conclusive for all purposes hereunder and which shall then become the final Purchase Price.

Section 2(b) (vi) After Sellers' delivery of any notice of disagreement pursuant to Section 2(b)(vi) above, Sellers and Buyer shall use their reasonable good faith efforts for a period of thirty days (or such longer period as they may mutually agree) to resolve in writing any disagreements with respect to the calculation of the determination of the final Purchase Price. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm mutually agreed upon by Buyer and Sellers shall resolve any remaining disagreements. If Buyer and Sellers are unable to agree upon the independent accounting firm, then the independent accounting firm shall be Price WaterhouseCoopers.

                  (A) Each Party shall furnish, at its own expense, the independent accounting firm and the other Parties with such documents and information as the independent accountants may request. Each Party may also furnish to the independent accountant such other information and documents as it deems relevant with appropriate copies or notification being given to the other Parties. The independent accountant may conduct a conference concerning the disagreement with the Sellers and Buyer, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisers, counsel, and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery, or other similar proceedings conducted by any Party; however, the independent accountant may request whatever information it deems relevant to its determination.

                  (B) The independent accountant firm shall, as promptly as practicable, but in any event within thirty days of the date on which the dispute is referred to the independent accountant shall:

                           (1) determine the final amount of the Purchase Price in accordance with the principles set forth herein; and

                           (2)      deliver a written notice of such
                                    determination to Buyer and Sellers.

                           (3) The independent accountant shall determine the proportion of its fees and expenses to be paid by Sellers and Buyer based on the degree to which the independent accounting firm has accepted the positions of the Parties.

                           (4) The determination of the independent accountant shall be final, conclusive, and binding on all Parties.

         (vii) The date on which the Purchase Price is finally determined in accordance with this Section 2(b) is referred as to the "Purchase Price Determination Date."

Section 2(c) PAYMENT OF FINAL PURCHASE PRICE.

         (i) Subject to clause (ii) below, if the final Purchase Price is higher than the amount paid at Closing, Buyer shall pay to Sellers the incremental amount. If the final Purchase Price is lower than the amount paid at Closing, Sellers shall reimburse Buyer the decremental amount. Any such payment shall be made within two business days after the Final Purchase Price Determination Date and shall be made by wire transfer of immediately available funds to the account(s) designated by the Party or Parties receiving the payment.

         (ii) If the variance between the Purchase Price amount paid at Closing and the amount determined to be the final Purchase Price is less than $10,000, no payment or refund shall be required for any Purchase Price adjustment.

Section 2(d) COLLECTIONS ON ACCOUNTS RECEIVABLE.

         (i) Included within Exhibit Z are Seller's estimates of the accounts receivable and bad debt associated with the Business as of the Closing. The Parties shall cooperate, as a part of the determination of the final Purchase Price, in revising Exhibit Z to reflect actual conditions as of the Closing.

         (ii) Buyer shall, with the exercise of diligent and reasonable efforts, attempt to collect within 90 days after the Closing Date the accounts receivable listed on Exhibit Z, as so modified. Within 30 days after the end of such 90-day period, Buyer shall prepare another revised Exhibit Z (the "Final Exhibit on Receivables"). At that time, Buyer shall assign to Sellers the right to collect any accounts receivable which were set forth in such revised Exhibit Z and which have not yet been paid to Sellers. Sellers shall pay to Buyer the aggregate amount of all such uncollected accounts receivable. All of the foregoing amounts shall be offset by any payments which Buyer may have received from accounts which had been classified as bad debt. Sellers, however, shall contact Buyer in advance if Seller intends to contact the customer who has not made payment. In the event Buyer requests Seller not to contact any such customer, the Parties shall mutually agree, in good faith, as to the amounts which shall be paid by Buyer to Seller for not proceeding to collection against such customer.

Section 2(e) ADJUSTMENTS TO NOTES.

         (i) If within thirty days after the Closing Judith Jandl has not executed an agreement, with terms acceptable to Buyer, whereby she transfers to Buyer any and all rights she may have to the Lone Star Screw name or any derivation thereof, and an agreement, with terms acceptable to Buyer, whereby she agrees not to compete against Lone Star or Buyer in the State of Texas for at least one year, the Purchase Price will be reduced by a $200,000.00 reduction of the principal amount of the Lone Star Note. Buyer agrees that it will enter into a consulting agreement with Ms. Jandl at Sellers' expense as a part of the consideration to be obtained for the foregoing acknowledgement and transfer; provided that Buyer shall be under no obligation to make any payment to Ms. Jandl except for hourly consulting fees. Buyer shall be under no obligation to call upon Ms. Jandl for consulting services for which she would be entitled to compensation.

         (ii) If Ameritech has not obtained a full release prior to the due date of the Ameritech Note of all claims of Sargent Control which may arise out of the Ameritech/Sargent Control Investigation, or if Sargent Control ceases to maintain its business relationship with Ameritech, in a manner financially consistent with the two years prior to the Closing Date, as a result of this dispute, Buyer shall be entitled to a $100,000 reduction in the principal amount of the Ameritech Note, as well as the forgiveness of all accrued interest thereon. All interest paid prior to the reduction of the Ameritech Note pursuant to this Section 2(c)(ii) need not be reimbursed by Sellers to Buyer.

Section 2(f) ALLOCATION OF PURCHASE PRICE FOR TAX PURPOSES.

         Within sixty days after the Closing, the Parties shall meet and confer to allocate the purchase price for tax purposes. This allocation shall include information regarding the purchase and sale of capital goods and other items which will need to be consistently designated in Buyer's and Sellers' respective tax returns. Buyer and Sellers shall follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the Parties to the IRS under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any regulations thereunder, Buyer and Sellers will disclose and coordinate such reports (including the Form 8594 to be filed by Shareholder and Buyer) to the other prior to filing with the IRS. If the Purchase Price is adjusted after the Closing Date, including adjustments based on
         Section 2.2 and adjustments for satisfying Title Objections pursuant to
         Article 9, the Parties shall negotiate in good faith a corresponding adjustment to the Purchase Price allocation.

3.       NO LIABILITIES ASSUMED

Under no circumstances does Buyer assume, or shall Buyer be liable for, any liabilities or obligations of Sellers whatsoever arising prior to or on the Closing Date. Buyer shall not by the execution and performance of this Agreement or otherwise assume, become responsible for, or incur any Liability of any nature of Sellers or Shareholder or any other Person, including any liability arising out of or relating to any of the following events on or before the Closing with respect to the Business:

(a) any occurrence or circumstance (whether known or unknown) which occurs or exists and which constitutes, or which by the lapse of time or giving notice would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral) including, but not limited to any and all Permits, leases, license agreements, and customer contracts;

(b) injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory;

(c) violation of the requirements of any applicable Law or Governmental Authority or of the rights of any third person, including any requirements relating to the reporting and payment of taxes;

(d)      the handling, transportation or release of Hazardous Materials;

(e) any Liabilities under any agreement or arrangement between Sellers and the employees of Sellers or any labor or collective bargaining unit representing any such employees;

(f)      any Plan;

(g) any severance pay obligation of Sellers or of any Plan or any other fringe benefit program maintained or sponsored by Sellers and/or Shareholder or to which Sellers contribute or any contributions, benefits or Liabilities therefor or any Liability for the withdrawal or partial withdrawal from or termination of any such Plan or program by Sellers;

(h) any accounts payable incurred prior to the Closing Date unless otherwise agreed to by Buyer and included in the initial schedule for inventory, receivables, and payables set forth in Exhibit Z, as such schedule shall be revised by Sellers within two days after the Closing and further revised by mutual agreement of the Parties within fifteen days after the Closing and thereafter as circumstances equitably require future adjustments to be made;

(i) any Liability resulting from non-compliance with any applicable bulk sales laws;

(j) any Action or Litigation, or the Houston Chemical Investigation, or the Ameritech/Sargent Matter; and

(k) any and all other Liabilities of Sellers or Shareholder whether disclosed in this Agreement or otherwise. Sellers and Shareholder agree that they shall pay and discharge all such Liabilities as and when they become due and payable.

4.       CLOSING.

Unless otherwise agreed to by the Parties in writing, the closing on the sale of the Assets (the "CLOSING") shall take place at the offices of Strasburger & Price, L.L.P., 1402 McKinney Street, Suite 2200, Houston, Texas 77101 on or before February 20, 2004 (the "CLOSING DATE").

5.       REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLERS AND SHAREHOLDER

Sellers and Shareholder, jointly and severally with each other, represent and warrant to Buyer as follows:

(a)      INTERPRETATIONS OF REPRESENTATIONS AND WARRANTIES.

         The statements contained in this Section 5:

         (i) are correct and complete as of the date of this Agreement;

         (ii) unless otherwise stated to the contrary, will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5 unless Sellers and Shareholder notify Buyer to the contrary in writing, in which case Buyer shall not be required to close the transactions contemplated under this Agreement.

(b)      ORGANIZATION; AUTHORITY; NAME.

         Lone Star is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly authorized and qualified under all applicable laws to carry on its business in the places and in the manner (except as otherwise disclosed in this Agreement) presently conducted, including the State of Texas.

         Walker Bolt is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and is duly authorized and qualified under all applicable laws to carry on its business in the places and in the manner (except as otherwise disclosed in this Agreement) presently conducted.

         Ameritech is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and is duly authorized and qualified under all applicable laws to carry on its business in the places and in the manner (except as otherwise disclosed in this Agreement) presently conducted.

(c)      AUTHORITY.

         Sellers and Shareholder have the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. On or before the Closing, all actions of the respective boards of directors of Sellers and Shareholder necessary to approve the transactions shall have been taken. Exhibit H hereto sets forth the authorizing resolutions of the boards of directors of Sellers and Shareholder and includes a certificate from the Secretary of each of the Sellers and Shareholder as to the incumbency of the individuals executing this Agreement and the related documentation on behalf of each of the Sellers and Shareholder.

Section 5(d) STOCK OWNERSHIP; BINDING EFFECT.

         Shareholder owns all of the issued and outstanding shares of the capital stock of each of the Sellers and no person other than the Shareholder has any right to vote such shares. Sellers and Shareholder have duly executed and delivered this Agreement, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers and Shareholder enforceable against each of them in accordance with its terms when excluding equitable principles in general. There are no outstanding subscriptions, options, convertible securities, warrants, or calls of any kind issued or granted by, or binding upon, the Sellers or Shareholder to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in the Sellers.

(e)      NO CONFLICT.

         The execution, delivery and performance of this Agreement by Sellers and Shareholder and the consummation of the transactions contained herein do not and will not:

         (i) violate, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Lone Star, Walker Bolt, Ameritech, or Shareholder, or

         (ii) conflict with or violate any Law, Governmental Order, or Permit applicable to the Assets, the Business, Sellers, Shareholder or any of their respective assets, properties or businesses; or

         (iii) subject to Sellers' obligations to obtain releases of certain security instruments from certain lenders prior to the Closing Date, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) under, require any consent under, or give to any other person any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on the Assets or the properties of Sellers pursuant to any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, sublease, license, Permit, authorization, franchise or other instrument or arrangement to which Sellers or Shareholder is a party or by which any of the Assets are bound or affected.

(f)          GOVERNMENTAL CONSENTS AND APPROVALS.

             To Sellers' and Shareholder's knowledge, the execution, delivery and performance of this Agreement by Sellers and Shareholder do not and will not require any Consent or action by, filing with or notification to, any Governmental Authority other than with respect to

             (i) certain notifications which may need to be made by Buyer after the Closing, including fastener insignia filings which may need to be made with the U.S. Patent and Trademark Office under the U.S. Fastener Quality Act, and

             (ii) certain notifications or subsequent approvals with respect to the transfer of certain Environmental Permits.

(g)          FINANCIAL INFORMATION; BOOKS AND RECORDS.

             True and complete copies of the federal income tax returns of Sellers for the periods ending December 31, 2001 and December 31, 2002, together with all related schedules thereto (collectively, the "INCOME TAX RETURNS") have been provided to Buyer. The Income Tax Returns (a) were prepared in accordance with Sellers' books of account and other financial records; and (b) have been prepared in accordance with the accrual-basis method of accounting. Attached as Exhibit J are the balance sheets of Sellers as of December 31, 2002, August 31, 2003, and December 31, 2003, and the income statement of Sellers for the periods ended December 31, 2002, August 31, 2003, and December 31, 2003 (together the "FINANCIAL STATEMENTS"). The Financial Statements were prepared in accordance with GAAP consistently applied. The information used to prepare the Financial Statements is consistent with the information used to prepare the Sellers' audited financial statements of 2000, 2001, 2002, and 2003. The Financial Statements are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

Section 5(h) INVENTORIES. To Sellers' and Shareholder's knowledge Sellers'
             Inventories are in good and merchantable condition and usable for the purposes for which they are intended under applicable industry specifications. All Inventory consist of a quality and quantity usable and saleable at normal prices (including discounts and rebates) in accordance with the ordinary course of business of Sellers except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of Sellers as of the Closing Date, as the case may be. All Inventory reserves reflected on the Financial Statements are in accordance with GAAP. Sellers are not in possession of any physical inventory not owned by Sellers, excluding goods already sold and which are not designated as inventory belonging to any Seller in Sellers' accounting records. All of the Inventories have been priced at the lower of cost or market on an average price basis. Inventories now on hand that were purchased subsequent to the date of the latest Financial Statement were purchased in the ordinary course of business. The quantities of each item of Inventories (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers. Inventories are now and will be valued on the Closing Date according to GAAP as reflected in the Estimated Closing Balance Sheet.

(i)      INTELLECTUAL PROPERTY RIGHTS.

         (i) Sellers and Shareholder hereby represent and warrant that Sellers will be transferring to Buyer all Intellectual Property presently used by Sellers and required for the continued operation of the Business as presently conducted.

         (ii)     To Sellers' and Shareholder's knowledge:

                  (A)      Exhibit K sets forth:

                           (1)      a true and complete list of all
                                    applications, registrations, or other such governmental filings, grants of rights or certifications concerning Sellers'
                                    Intellectual Property with respect to the Business;

                           (2) a list of all jurisdictions in which any of such Sellers' Intellectual Property is the subject of a patent, registration, certificate or other such governmental acknowledgment or grant or application therefore, together with all identifying numbers or other designations related to such patents, registrations, certificates or applications, including, as applicable, title, filing date, serial number, current owner, priority date and priority document; and

                           (3) the events with deadlines affecting the good standing of any of such forms of Sellers' Intellectual Property (such as maintenance fees due, renewals or responses to official correspondence) within the period of 90 days following the Closing Date.

Section 5(i)(ii)  (B)      unless and only to the extent expressly stated
                           otherwise below or in Exhibit K, and without regard to any Specialty Customer Intellectual Property or any intellectual property rights which may be held by Judith Jandl or any entity owned by Judith Jandl:

                           (1) Sellers collectively own (free and clear of any liens, joint interests or licenses) the Sellers' Intellectual Property;

                           (2) Sellers collectively have the unrestricted right to make, have made, use, sell, offer for sale, execute, reproduce, display, perform, modify, enhance, enforce, transfer, distribute, prepare derivative works of and sublicense, without payment or provision of consideration in any form to any other person, all Sellers' Intellectual Property;

                           (3) the consummation of the transactions contemplated hereby will not conflict with, alter, forfeit, terminate or impair any such rights; and

                           (4) There are no outstanding rights granted by Sellers or Shareholder to third parties of any kind relating to Sellers' Intellectual Property.

                  (C) Sellers have taken all steps reasonably required to ensure that all patents, copyright registrations, trademark registrations, domain name registrations and other registrations and grants of rights included in the Sellers' Intellectual Property (including recordings thereof and pending applications in respect thereof) are in good standing as of the Closing or if not in good standing, all required applications and registrations have been filed which, once approved by the appropriate governmental entity, will cause the attainment of good standing, and that all requirements and all fees, annuities or other payments which are due as of the consummation of this transaction for any patent, registration, certificate or other such governmental acknowledgment or grant or application therefore have been met or paid, as well as all reasonable steps required to safeguard and maintain the secrecy of confidential information of Sellers. However, if there is an unauthorized disclosure of Sellers' confidential information, the Buyer shall bear the burden of proof that there has been a breach of the foregoing representation regarding the reasonable steps taken by Sellers and Shareholder, and the Parties agree that such unauthorized disclosure shall not, in and of itself, be conclusive proof of such breach.

Section 5(i)(ii)  (D)      In cases where any of the Sellers' Intellectual
                           Property was co-developed, co-invented, co-authored or otherwise created in collaboration with any third party, but excluding any Specialty Customer
                           Intellectual Property, Sellers have taken all steps reasonably required to ensure that all right, title, and interest in such co-developed Intellectual
                           Property has been caused to vest permanently and exclusively in the Sellers (taken as a whole) upon creation thereof, or else ensure that such third party has irrevocably assigned in writing all of its right, title and interest in such co-developed
                           Sellers' Intellectual Property to one or more of the Sellers.

                  (E) With respect to the Sellers' Intellectual Property and the conduct of the Business:

                           (1) no claims are pending or threatened against any Seller by any person

                                    (a)     with respect to the ownership,
                                            validity, enforceability,
                                            infringement, effectiveness or use
                                            of any Sellers' Intellectual
                                            Property, or

                                    (b)     that allege that the conduct of the
                                            Business infringes, dilutes,
                                            disparages, misappropriates or
                                            contributes to or induces the
                                            infringement of any patent claim,
                                            copyright, trademark, trade
                                            dress, trade secret or other
                                            intellectual property rights of any
                                            third party in either the United
                                            States or any foreign country;

                           (2) During the time that Shareholder has owned Sellers, no Seller has received any written communication alleging that any Sellers or the conduct of the Business has violated any rights relating to intellectual property rights of any third party, and to Sellers' and Shareholders' knowledge no Seller is aware of any basis for any such claim other than claims which could potentially be asserted by Judith Jandl;

Section 5(i)(ii)(E)        (3)      Without regard to any Specialty Customer
                                    Intellectual Property, the manufacture, use, sale, offering for sale, copying, and preparing of derivative works of the Sellers' Intellectual Property does not and will not infringe on, misappropriate, or induce or contribute to the infringement of any copyright, trade secret, patent or any other intellectual property right of any third party in either the United States or any other foreign country (including those of Sellers), and no Seller believes that the Sellers' Intellectual Property or the conduct of the Business infringes the rights of other persons or involves the misappropriation or improper use of the information of other persons;

                           (4) To Sellers' and Shareholder's knowledge, but excluding any claims which Sellers and Shareholder may have against Judith Jandl with respect to certain intellectual property matters, no third party is infringing, diluting, disparaging, or misappropriating the Sellers' Intellectual Property listed in Exhibit K or is contributing to or inducing the infringement thereof;

                           (5) the Sellers' Intellectual Property listed on Exhibit K includes all rights necessary for the continued conduct of the Business but excluding any need which Sellers may have to apply Specialty Customer Intellectual Property;

                           (6) without waiving any defenses Seller may have in any litigation or other similar proceedings between Buyer and any Seller, no Seller will henceforth challenge, oppose or otherwise contest the validity or good standing of any item of Sellers' Intellectual Property listed on Exhibit K, and, in the case of patents or patent applications included in the Sellers' Intellectual Property, will not

                                    (a)     oppose or seek re-examination of
                                            such patents or patent applications,
                                            or

                                    (b)     file prior art against such patents
                                            or patent applications under the
                                            provisions Chapters 30 and 31 of
                                            Title 35, United States Code, or
                                            under analogous laws in other
                                            jurisdictions;

Section 5(i)(ii)  (E)      (7)      on or before the Closing, Sellers and
                                    Shareholder will assign, transfer and convey all of its rights, title and interest in the Sellers' Intellectual Property listed in
                                    Exhibit K unto Buyer in substantially in the form of Exhibit AA. Notwithstanding the foregoing, Shareholder will not be required to assign to Buyer the right to any of the content on Shareholder's website relating to Sellers' business; provided that Shareholder shall promptly modify its website to delete any references to Sellers without noting that substantially all of Sellers assets have been transferred to Buyer.

                  (F) All use of third-party software residing on electronic equipment in the possession or control of the Sellers is lawfully licensed from the copyright holders thereof, and is being used in full compliance with such licenses.

                  (G)      (1)      With respect to the domain names used by
                                    Sellers, Sellers represent that they have registered the following domain names with Network Solutions:

walkerbolt.com            expiration date:  February 25, 2004
walker-bolt.com           expiration date:  March 28, 2005
ameritechfastener.com     expiration date:  June 24, 2005
lsslonestar.com           expiration date:  August 31, 2005

                           (2) Once Buyer has established after the Closing Date the hardware, software, and procedures required to assume control over these domain names, Buyer shall provide email notice of such establishment to Adam Barrilleaux at abarrilleaux@t3energy.com and Doug Whiting at doug@dougwhitinglaw.com, whereupon
                                    Shareholder will require Mr. Barrilleaux, or another employee of Shareholder having such authority and knowledge, to transfer administrative powers under the Network Solutions account to the sole individual designated by Buyer. In no event shall such notice be delivered later than 90 days after the Closing Date.

                           (3) Concurrent with Buyer's notice under subsection (2) above, , Shareholder and Sellers shall be entitled to remove any and all identities and email addresses of Buyer's employees (Sellers' former employees) from the computer network system maintained by Shareholder.

Section 5(j) TANGIBLE PERSONAL PROPERTY.

         (i) Exhibit L is a complete and accurate list of all equipment owned by or leased by Sellers and used in the Business. Exhibit L also includes a listing of all equipment owned by the Sellers which has been depreciated or amortized by any of the Sellers, as well as a complete and accurate list of all motor vehicles owned by or leased by Sellers and used in the Business, described by manufacturer, model number, model year, and VIN Number.

         (ii) Sellers have not, nor has anyone else, made any modifications to any of the Assets that would void or invalidate any manufacturer's warranty or cause the Assets not to be in compliance with any Law.

         (iii) Sellers own or lease all of the Assets constituting Tangible Personal Property. There is no contract, agreement or other arrangement granting any person any preferential right to purchase any of the Assets other than the letter of intent between Bruce L. Ross and Shareholder dated November 5, 2003, as the same may be extended or otherwise modified from time to time (the "LETTER OF INTENT").

(k)      CUSTOMER CONTRACTS.

         Exhibit E contains a listing of the most significant contracts between each of the Sellers and their respective customers, licensors, and landlords as of the date of this Agreement which are material for the operation of the Business. The pricing agreements included within the contracts listing in Exhibit E identify all material customer pricing agreements as of the Closing Date. Sellers are not in default in, nor has there occurred an event or condition (other than Sellers' execution and delivery of or performance under this Agreement) which, with the passage of time or the giving of notice, would constitute a default under such contracts with regard to the payment or performance of any obligation thereunder. Sellers have not received any notice that any person intends or desires to amend or terminate any such contract.

(l)      INSURANCE COVERAGES.

         Attached as Exhibit M are certificates of insurance evidencing the insurance coverages carried by the Sellers as additional insureds under Shareholder's program of insurance. Exhibit M also includes an accurate list of all insurance loss runs and workers' compensation claims as of December 31, 2003 for the previous three policy years. All such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date but will not be required to remain in full force and effect thereafter.

Section 5(m) EMPLOYEES; EMPLOYEE BENEFITS.

         (i) Exhibit N is a complete and accurate list of all employees of Sellers as of January 28, 2004, their date of hire, and their rate of compensation as of such date. Excluded from Exhibit N is the salary information of the eight Lone Star employees who work at the Ardmore Facility.

                  Exhibit N also contains a list of:

                  (A) all employees who are still employed by any of the Sellers and who have received bonus compensation during the past three years, and

                  (B) those employees who have received automobile allowances in the past and who currently are authorized to use Sellers' vehicles for their personal use.

         (ii) Sellers shall be responsible for severance (if applicable) and all other employment related payments and all employment and compensation obligations accrued as of the Closing Date. Sellers shall issue all required COBRA notices to their employees and Sellers shall be responsible for the administration of same.

         (iii) Buyer and Seller anticipate that the employment of all employees of the Sellers, other than the eight individuals who will continue to be employed by Lone Star at the Ardmore Facility, will be terminated as of the Closing Date. All accrued bonuses and commissions due any of Sellers' employees shall be paid by Sellers on or prior to the times required under the Texas Pay Day Act and, with respect to Sellers' independent contractors, within the time periods required under the applicable agreement with each independent contractor. Sellers will not, without Buyer's prior written consent, enter into any material agreement with such employees, increase the rate of compensation or bonus payable to or to become payable to any such employee, or effect any changes in the management, personnel policies, or employee benefits with respect to such employees, except in accordance with existing employment practices.

         (iv) To Sellers' and Shareholder's knowledge, there are no matters or events which would render the classification of Sellers' employees under any and all worker's compensation insurance policies to be incorrect or inaccurate.

         (v) Sellers are not party to any written or (to the knowledge of Sellers and Shareholder) unwritten (i) employment contract;
                  (ii) collective bargaining agreement; (iii) deferred compensation, profit sharing, pension, retirement (excluding an employee 401(k) savings program), or stock purchase plan;
                  (iv) dealer, manufacturer's representative, distributor, or agency agreement; (v) or any other contracts, agreements or arrangements of any nature with any employees, consultants, professionals or any other person for which Sellers are or may become liable, other than agreements which are cancelable at will or upon 30 days notice without penalty to Sellers or Buyer.

Section 5(m) (vi) Sellers or Shareholder will have made or properly accrued all payments for employee compensation and benefits (including employee insurance benefits and employer contributions to the employee 401(k) savings program as of the Closing Date. All bonuses heretofore granted to employees or independent contractors of Sellers shall be paid as required as of the Closing Date under the Texas Pay Day Act. As of the date on which this Agreement is executed and delivered, Sellers have paid to each employee and independent contractor any and all salary and benefits payable at that time. Neither Sellers nor Shareholder have informed any employee or independent contractor that such person will receive any increase in or continued compensation, benefits or any ownership interest in Sellers as the result of the transactions contemplated by this Agreement.

         (vii) Sellers have no obligations to make contributions that have not already been made or accrued as of the Closing Date to any pension, profit sharing, retirement or other "employee pension benefit plan" as that term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA"). To Sellers' and Shareholder's knowledge, Sellers have never engaged in a "prohibited transaction" as such term is defined in Section 406 of ERISA, contributed to any "Multiemployer Plan" as defined in Section 3(37) of ERISA, withdrawn from any such plan in a complete or partial withdrawal, or engaged in a "prohibited transaction" as such term is defined in Section406 of ERISA.

                  Sellers and Shareholder further represent that during the past three years, Sellers have never engaged in a "prohibited transaction" as such term is defined in Section 406 of ERISA, contributed to any "Multiemployer Plan" as defined in Section 3(37) of ERISA, withdrawn from any such plan in a complete or partial withdrawal, or engaged in a "prohibited transaction" as such term is defined in Section 406 of ERISA.

(n)      LABOR MATTERS.

         No collective bargaining or other labor union contracts apply to Sellers' employees. There has not been within the previous three years nor is there pending or to the best of Sellers' and Shareholder's knowledge threatened, a labor dispute, strike or work stoppage against Sellers. To the knowledge of Sellers and Shareholder, neither Sellers nor Shareholder, nor any of their respective representatives or employees, has committed any unfair labor practices in connection with the operation of Sellers.

(o)      COMPLIANCE WITH LAW.

         Subject to the following paragraph and to the disclosures made elsewhere in this Agreement regarding compliance with Environmental Laws and other Laws, to Sellers' and Shareholder's knowledge, Sellers conduct the Business in accordance with all Laws, Permits and Governmental Orders (including Environmental Laws), zoning and land use restrictions, and employment laws applicable to any of the Sellers, the Assets and the Business. Sellers are not in violation of any such Law, Permit or Governmental Order to the extent any such violation could have a Material Adverse Effect on Buyer. Exhibit O identifies each Governmental Order applicable to Sellers, the Assets or the Business, and no such Governmental Order has or has had a Material Adverse Effect. Except with regard to the Houston Chemical Investigation and the Ameritech/Sargent Control Investigation, neither Sellers nor Shareholder has received any citation or notice that Sellers or any of their current or former officers, directors, members, shareholders or employees is under investigation or other form of review relating to the Assets or the Business with respect to any applicable Law.

         Notwithstanding the foregoing, Ameritech and Walker Bolt, as a federal subcontractors and under certain circumstances, could possibly be deemed not to be in compliance with Executive Order #11246's requirements, including requirements for affirmative action programs for certain federal contractors. This potential noncompliance would arise if Walker Bolt and Ameritech were deemed to be a single enterprise and if all employees of both entities were deemed to be employees of that single enterprise. Ameritech and Walker Bolt would dispute any such contention on the basis that their respective operations, as separate entities, are not staffed by at least fifty employees. Sellers and Shareholder agree that Buyer will have no liability with respect to any non-compliance with Executive Order #11246 occurring prior to or on the Closing Date, and Sellers and Shareholder will indemnify and hold Buyer harmless from any and all Liabilities arising out of any breach of and/or non-compliance with Executive Order #11246 occurring prior to or on the Closing Date.

(p)      TAXES.

         (i) Sellers and Shareholder have duly filed, or will duly file in a timely manner, with the relevant tax authorities all returns with respect to taxes relating to Sellers, including estimated tax returns and other information returns and reports which they are required to file, and each such document is complete, accurate and in accordance with all requirements of applicable law. Sellers and Shareholder have paid and discharged all taxes shown as due on all tax returns and have paid all other taxes as are due, other than such taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP. All taxes required to be withheld, collected or deposited by Sellers have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant tax authority. . Sellers have not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax. There are no tax liens on any of the Assets or the Business.

         (ii) Neither the Internal Revenue Service nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best of Sellers' knowledge, threatening to assert against Sellers or Shareholder any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith

Section 5(q) LITIGATION AND THREATENED OR PENDING LITIGATION.

         (i) Except for the Litigation set forth on Exhibit P or as otherwise described in this Agreement, no action is pending or, to Sellers' and Shareholder's knowledge, threatened, against any Sellers relating to the Assets or the Business, at law or in equity where the potential exposure to Sellers could have a Material Adverse Effect on the Assets or the Business. Neither any of the Sellers nor Shareholder has received notice of any of the above, and, to Sellers' and Shareholder's knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Exhibit P are all instances where any of the Sellers is the plaintiff, or complaining or moving party, in any way related to the Assets or the Business.

         (ii) Sellers and Shareholder acknowledge that the State of Texas and Harris County have filed an environmental cleanup action against Houston Chemical Services (the "HOUSTON CHEMICAL INVESTIGATION"). Based solely upon a review of the uniform hazardous waste manifests that Lone Star completed when sending items to Houston Chemical Services, it may be possible that Lone Star sent hazardous wastes to a site controlled by Houston Chemical. Lone Star is waiting for instructions or requests for information with respect to the Houston Chemical Investigation from a Governmental Authority regarding an identification of the types of materials which actually may have been sent to Houston Chemical Services. On October 30, 2003, the Texas Attorney General's office requested from Lone Star documents reflecting the manifests and generator reports of any "hazardous waste" shipped to Houston Chemical. Lone Star has complied with that request by providing copies of certain documents to the Texas Attorney General's office, copies of which are in Lone Star's files at the Owned Real Property. At this time, Lone Star is not aware of any claims or threatened claims against Lone Star or any other alleged generator with respect to this matter. Shareholder and Sellers agree that they shall continue to investigate and seek resolution to all issues arising with respect to the Houston Chemical investigation and that Buyer shall have no liability with respect to this matter.

         (iii) Shareholder and Sellers acknowledge that a former employee of Walker Bolt and Ameritech recently advised Sargent Controls & Aerospace ("Sargent Control"), a customer of Ameritech, that certain products sold by Ameritech to Sargent Control did not meet the specifications to which Ameritech had agreed. Ameritech and Shareholder are currently investigating this matter (the "AMERITECH/SARGENT CONTROL INVESTIGATION") and have discovered that there was merit to the former employee's assertion. Ameritech and Shareholder have also learned, as a part of its investigation, that at least four other customers received products which did not comply with a customer's specifications. Shareholder and Sellers agree that they shall continue to investigate and seek resolution to all issues arising with respect to the Ameritech/Sargent Control Investigation and all other customers where Sellers learn that products sold did not meet customer specifications and Buyer shall have no liability with respect to this matter. Sellers and Shareholder agree to be fully responsible for all Losses incurred in conjunction therewith and to defend, indemnify, and hold Buyer harmless from and against any and all Losses with respect thereto.

         (iv)     QUTI CORP (QUESTRON TECHNOLOGY) BANKRUPTCY PROCEEDINGS.

                  On December 17, 2003, Ameritech received a demand letter from a law firm representing John Forte, who is the bankruptcy trustee for Questron Technology, Inc. in In re QUTI Corp. f/k/a/ Questron Technology, Inc., U.S. Bankruptcy Court for the District of Delaware Case # 02-10319 (PJW). In this letter, the law firm alleged that certain preferential payments aggregating $13,414.45 had been made by the debtors in this case to Ameritech shortly before the filing of the bankruptcy petition on February 3, 2002.

                  On January 20, 2004, Ameritech responded through its attorney, Douglas B. Whiting, that Ameritech's records reflected that Ameritech had received no payments from any of the debtors during the 90-day period prior to the filing of the bankruptcy petition. Based upon Ameritech's discussions with accounting personnel with one of the debtors, it appears that the payments in question may have been paid to a telephone or communications company which also uses the Ameritech name.

                  Ameritech understands that an adversary proceeding was filed against an "Ameritech Bolt" in early February, 2004. Neither Ameritech nor Walker Bolt have been served in this action (Case # 04-51888-___).

                  Shareholder and Sellers agree that they shall continue to investigate and seek resolution to all issues arising with respect to the Ameritech/Sargent Control Investigation and all other customers where Sellers learn that products sold did not meet customer specifications and Buyer shall have no liability with respect to this matter. Sellers and Shareholder agree to be fully responsible for all Losses incurred in conjunction therewith and to defend, indemnify, and hold Buyer harmless from and against any and all Losses with respect thereto

(r)      ABSENCE OF PRICE RENEGOTIATION CONTRACTS.

         Sellers are not a party to any governmental contracts related to the Assets or the Business that are subject to price redetermination or renegotiation.

(s)      CONDUCT OF SELLERS' BUSINESS.

         Since August 31, 2003, except for the execution and delivery of the Letter of Intent and this Agreement and as otherwise disclosed in this Agreement, the Business has been conducted in all material respects in the ordinary course and consistent with past practice, and there has not been any:

         (i) work interruption, labor grievance or unfair labor practice claim filed or, to the best of Sellers' knowledge, threatened;

         (ii) sale or transfer of, or any agreement to sell or transfer, any of the Assets or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets, or requiring consent of any party to the transfer and assignment of any of the Assets, or any loss or damage to the Assets;

         (iii) waiver of any rights or claims of Sellers related to the Assets which could have a Material Adverse Effect upon Buyer;

         (iv) breach or termination of any lease, customer contract, license agreement, Permit which has not been cured or, if not cured, could have a Material Adverse Effect upon the Buyer;

         (v) transaction by Sellers outside the ordinary course of their business and related to the Assets or the Business;

         (vi) any other occurrence, event, incident, action or failure to act outside the ordinary course of business of Sellers; or

         (vii) any action by Sellers, Shareholder, or any employee, officer or agent of Sellers or Shareholder committing to do any of the foregoing; or

         (viii) any Material Adverse Effect on Sellers' Assets or Business (excluding the Houston Chemical Clean-Up Action, the Ameritech/Sargent Control Investigation, and any other matters otherwise expressly disclosed in this Agreement).

Section 5(t) ACCOUNTS RECEIVABLE.

         Except as described in Exhibit Z, none of the accounts receivable of the Sellers are subject to assignments, pledges, liens or other interests of third parties. All accounts receivable of the Sellers (i) are listed on Exhibit Z, together with an aging analysis as of January 31, 2004; (ii) arose in the regular course of business; and (iii) represent valid obligations of customer to Sellers.

Section 5(u) ENVIRONMENTAL AND OTHER PERMITS; HAZARDOUS MATERIALS; DISPOSAL
SITES.

             (i) Sellers currently hold all Permits, including Environmental Permits, necessary for the current use, occupancy, and operation of the Business and each asset and property of Sellers with respect to the conduct of the Business, except where the failure to have such Permit would not have a Material Adverse Effect, and all such Permits are in full force and effect. Exhibit V identifies all such Permits and specifically identifies each such Permit that will require the Consent of any Governmental Authority to consummate the Transactions.

                   Notwithstanding the previous paragraph, and based on the manner in which the Business is currently conducted, Sellers may not be in all instances in strict compliance with all rules and regulations related to Environmental Laws but any such non-compliance will not have a Material Adverse Effect on Buyer after it acquires the Assets.

                   To Sellers' and Shareholder's knowledge, the Walker Bolt/Ameritech Leased Premises, the Walker Bolt Business, and the Ameritech Business, as presently being conducted, meet all requirements, including all requirements set forth in 30 TAC Section 106.4 (Requirements for Permitting by Rule), for a permit by rule for air emissions.

             (ii) Neither Sellers nor Shareholder have received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying, or refusing to renew any Permit or providing written notice of violations under any Environmental Law that have not been resolved or for which restrictions on future use of property are not already in place.

                   Notwithstanding the foregoing, it has come to Sellers' attention that a recent change in the Texas Drinking Water Act regulations has required Sellers to implement a written on-site potable water distribution management plan. This written plan does not have to be submitted to any Governmental Authority but is subject to inspection upon request. This plan is not yet in place but Sellers are working to implement it.

             (iii) To Sellers' and Shareholders' knowledge, and except as otherwise disclosed in this Agreement, there have been no Releases into the Environment or onto or under the Owned Real Property or any other real property now or in the past owned, leased, or used by Sellers of any Hazardous Materials which have not already been mitigated, otherwise managed through a program subject to the oversight of a Governmental Authority, or otherwise corrected.

             (iv) No Encumbrance with respect to Environmental Liability has been imposed against Sellers or any of the Assets under any Environmental Law, and no facts or circumstances exist which would give rise to the same;

             (v) Subject to the following paragraph, no portion of the Owned Real Property, the Leased Properties, or any other real property now or in the past owned, leased or used by Sellers is listed on the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") maintained by the

                  U.S. Environmental Protection Agency, the National Priorities List of Hazardous Waste Sites, or any other similar list maintained by any Governmental Authority.

         (vi) Notwithstanding the foregoing, Sellers understand that the Owned Real Property was the subject of a governmental investigation due to a complaint or notice filed by a neighboring individual or entity. Sellers also understand that this investigation is closed and that no action was taken by any Governmental Authority. Sellers are unaware if the Owned Real Property was consequently ever placed on any type of CERCLIS list or other similar list.

         (vii)    No Seller:

                  (A) is listed as a potentially responsible party with respect to the Assets or as a result of the operation of the Business or Assets under any Environmental Law;

                  (B)      has received a notice of such listing; or

                  (C) has knowledge of any facts or circumstances which could give rise to such a listing (excluding the Houston Chemical Investigation).

         (viii) Exhibit V is a complete and accurate list of the names and addresses of all disposal sites now or at any time during the past three years utilized by Sellers or any predecessor of Sellers for the disposal of Hazardous Materials. No such disposal site is listed on the CERCLIS or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any Governmental Authority (excluding the Houston Chemical Services site).

         (ix) Subject to the next sentence, all underground or above-ground storage tanks and piping associated with such tanks containing Hazardous Materials regulated by 40 CFR Section 280 or other Environmental Law or other applicable Law located on the Owned Real Property, the Leased Properties or any other real property now or in the last three years owned, leased, or used by Sellers have been used and maintained in material compliance with all Environmental Laws or other applicable Laws.

                  Notwithstanding the foregoing, due to long-term Releases of Hazardous Materials that leached into the Owned Real Property shallow subsurface as a result of the usage of industrial equipment, Lone Star has enrolled in the Texas Commission on Environmental Quality Voluntary Clean-Up Program. As a result of such enrollment, those certain restrictions specified in the document entitled "Exhibit "C" Texas Natural Resource Conservation Commission Voluntary Cleanup Program Permanent Institutional Control", executed on November 20, 2001, by Lone Star, attached to Exhibit V of this Agreement, are placed upon the Owned Real Property.

         (x) During the past three years, Sellers have at all times produced or received and retained all transportation documentation, including all appropriate trip tickets, required to evidence compliance with applicable Laws in connection with the hauling or disposal of Hazardous Materials. Sellers have retained all documentation described in the preceding sentence, all of which is currently maintained in Sellers' files and records, and such documentation shall constitute a part of the Assets.

Section 5(v) NONCOMPETE AGREEMENTS.

         Other than as disclosed in the next paragraph, no Seller is a party to any agreement which restricts its right to compete or to solicit customers provided that such Seller does not violate any general obligations of confidentiality it may have with a third party. Sellers and Shareholder hereby warrant and represent that no such obligations of confidentiality will have a Material Adverse Effect upon the Business after the Closing.

         Shareholder acknowledges that an essential element of Buyer's agreement to purchase the Assets is Shareholder's agreement to enter into the Non-Competition and Non-Solicitation Agreement contained on Exhibit W attached hereto, which shall be executed by Shareholder and Buyer at Closing.

(w)      REAL PROPERTY.

         (i) Exhibit A sets forth a complete and accurate street address and legal description of the Owned Real Property and, except as described therein, Sellers do not own any real property. Lone Star has good and marketable fee simple title to the Owned Real Property free and clear of any and all encumbrances except as otherwise disclosed in the Title Commitment. Lone Star presently enjoys peaceful and quiet possession of the Owned Real Property and there is no condemnation or eminent domain proceeding pending or, to the best of Lone Star's knowledge, threatened against the Owned Real Property.

         (ii) To Sellers' and Shareholder's knowledge, Buyer will have the right to use the Owned Real Property after the Closing for its current uses in the manner currently operated by Lone Star, without violating any Law or private restriction, and such uses are legal conforming use(s). There are no proceedings pending and brought by or, to the best of Lone Star's knowledge, threatened by, any third party which would result in a change in the allowable use(s) of the Owned Real Property or which would modify the right of Buyer to use the Owned Real Property for its current use(s) after the Closing Date.

         (iii)    To Sellers' and Shareholder's knowledge:

                  (A) Lone Star has delivered to Buyer all engineering, geologic and other similar reports, documentation, plats and maps in its possession or control relating to the Owned Real Property and all plans and specifications, as-builts, contracts and warranties in its possession or control in connection with the improvements thereon;

                  (B) As of the Closing Date, no Party except Lone Star has a present or future right to possession of all or any part of the Owned Real Property;

                  (C) There are no pending or threatened special assessments affecting the Owned Real Property, or any contemplated improvements affecting the Owned Real

                           Property that may result in special assessments affecting the Owned Real Property.

                  (D) There is no fact or condition that may result in the termination of any currently existing access to or from the Owned Real Property and any public rights of ways and roads.

                  (E) Except as otherwise described in this Agreement with respect to Environmental matters, no written or verbal commitments have been made to any Governmental Authority or other person relating to the Owned Real Property which would impose an obligation upon Lone Star or its successors or assigns (including Buyer) to make any contribution or dedication of money or Owned Real Property or to construct, install, or maintain any improvements of a public or private nature on or off the Owned Real Property.

         (iv) All utilities serving the Owned Real Property are supplied directly to the Owned Real Property by through public or private easements in favor of public utilities benefiting the Owned Real Property (even though the supplier of the utility service may not be a public utility) and are adequate to service the normal operations of the Owned Real Property and the operations of the Business. Lone Star has disclosed to Buyer all facts and conditions regarding Material Adverse Effects with respect to the Owned Real Property. To Sellers' and Shareholder's knowledge, there are no unrecorded contracts, leases, easements or other agreements, or claims of any third party, affecting the use, title, occupancy or development of the Owned Real Property, and no Person has any right of first refusal, option or the right to acquire all or any part of the Owned Real Property.

Section 5(x) LEASED PROPERTIES.

         Exhibits B and C set forth a complete and accurate street address of the Leased Properties and copies of all leases pertaining thereto. The leases include all of Sellers' locations and other real property currently under a lease, whether written or verbal, as of the Closing Date, which will be assigned to Buyer. All payments under the leases have been made in full. All leases for the Leased Properties are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms, subject to principles of equity (including bankruptcy). Sellers are not in default in, nor has there occurred an event or condition which otherwise has not been cured (other than Sellers' execution and delivery of or performance under this Agreement) or which, with the passage of time or the giving of notice, would constitute a default with regard to the payment or performance of any obligation under any lease. Sellers have not received any notice that any person intends or desires to amend or terminate any lease for the Leased Properties.

(y)      RELIANCE ON ADVISORS.

         Sellers and Shareholder have relied on their own advisors for all legal, accounting, tax or other advice whatsoever in connection with this Agreement and the transactions contained herein.

(z)      REPRESENTATION CONCERNING TOTALITY OF ASSETS.

         Sellers have good and marketable title to the Assets, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in all such Assets, free and clear of all encumbrances other than Permitted Encumbrances. For purposes of this Agreement, "PERMITTED ENCUMBRANCES" means the following:

         (i) zoning ordinances and regulations that do not, in Buyer's sole judgment, adversely affect Buyer's use of the Owned Real Property for its current uses after the Closing;

         (ii) real estate Taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and

         (iii) easements, covenants, conditions, reservations and restrictions of record, if any, as have been approved by Buyer before the Closing Date.

         The Assets constitute all the assets and rights forming a part of, used in, intended to be used in, or necessary in the conduct of, the Business except as otherwise disclosed in this Agreement.

(aa)     COMPLETE DISCLOSURE.

         Subject to any representations made in this Agreement that have been made to the knowledge of either or both of the Sellers and the Shareholder, this Agreement, including the Exhibits hereto, and all other documents and written information furnished to Buyer and its representatives by Sellers, Shareholder, or their respective representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. For four years after the Closing Date, if any of the Parties becomes aware of any fact or circumstance that would change a representation or warranty of that Party in this Agreement or in any other document or agreement delivered pursuant to this Agreement, or any other statement made or document provided to another Party, the Party with such knowledge shall promptly give notice of such fact or circumstance to the other Parties. Notwithstanding the previous sentence, Sellers' and Shareholder's obligations with respect to any noncompliance with any Environmental Law, Permit, or, with respect to any other Law the violation of which could have a Material Adverse Effect upon the Business, shall not terminate after four years. None of such notification or the Closing, shall relieve any Party of its indemnification or other obligations under this Agreement. Sellers do not have knowledge of any fact that has specific application to Sellers (other than general economic or industry conditions or trends) and that may have a Material Adverse Effect on the Assets or Business that has not been set forth in this Agreement or in the exhibits attached hereto.

(bb)     KNOWLEDGE REGARDING BUYER REPRESENTATIONS AND WARRANTIES.

         As of the Closing Date, Sellers and Shareholder are not aware of any fact or condition which would render any representation or warranty given by Buyer under this Agreement to be untrue or misleading.

6.       REPRESENTATIONS, WARRANTIES, AND COVENANTS OF BUYER.

Buyer represents and warrants to each of the Sellers and to Shareholder as follows:

(a)      INTERPRETATIONS OF REPRESENTATIONS AND WARRANTIES.

         The statements contained in this Section 5:

         (i)      are correct and complete as of the date of this Agreement; and

         (ii) unless otherwise stated to the contrary, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6) unless Buyer shall notify Sellers and Shareholder to the contrary, in which case Sellers and Shareholder shall not be required to close the transactions contemplated under this Agreement.

(b)      ORGANIZATION; AUTHORITY.

         Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Texas, and is duly authorized, qualified and licensed under all applicable laws to carry on its business in the places and in the manner presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. On or before the Closing, all corporate action of Buyer necessary to approve the transactions shall have been taken. Exhibit Q hereto sets forth the authorizing resolutions of the governing bodies of Buyer and includes a certificate from the secretary of each such body as to the incumbency of the individuals executing this Agreement and the related documentation on behalf of Buyer.

(c)      NO CONFLICT.

         The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions do not and will not violate, conflict with, or result in a breach of any provision of Buyer's Certificate of Limited Partnership or Limited Partnership Agreement.

(d)      GOVERNMENTAL CONSENTS AND APPROVALS.

         The execution, delivery and performance of this Agreement by Buyer do not and will not require any Consent or other action by, filing with, or notification to, any governmental authority.

(e)      RELIANCE ON ADVISORS.

         Buyer has relied upon its own advisors for all legal, accounting, tax or other advice whatsoever in connection with this Agreement and the transactions contained herein.

(f)      BINDING AGREEMENT.

         Buyer has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Sellers and Shareholder) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(g)      EMPLOYMENT CONTRACTS.

         Buyer has entered into employment contracts with each of the current employees of Seller listed in Exhibit D hereto, which employment contracts will become effective as of the Closing Date.

(h)      WARN ACT NOTIFICATIONS.

         Sellers have not issued any notification which otherwise might have been required under the federal Worker Adjustment and Retraining Notification Act (the "WARN ACT") if Buyer were to not rehire immediately specified numbers of Sellers' employees or if Buyer were to terminate specified numbers of Sellers' former employees within sixty days after the Closing Date. Buyer therefore agrees to indemnify Sellers and Shareholder against any costs or expenses which Sellers or Shareholders may incur if Buyer terminates employees in a manner which exposes Sellers or Shareholder to liability under the WARN Act.

(i)      KNOWLEDGE REGARDING SELLERS AND SHAREHOLDER REPRESENTATIONS AND
         WARRANTIES.

         As of the Closing Date, Buyer is not aware of any fact or condition which would render any representation or warranty given by any Seller or Shareholder under this Agreement to be untrue or misleading.

(j)      NO SOLICITATION OF EMPLOYEES.

         Buyer agrees that for a period of two years following the Closing, Buyer shall not solicit, whether directly or indirectly, Michael R. Anderson or any employee of Lone Star currently working full-time for Lone Star's Custom Coating Applications business at the Ardmore Facility for the purpose of leaving the employ of Lone Star.

         Buyer acknowledges that a breach by Buyer of the covenants and agreements set forth in this Section 6(t)(j) would cause immediate and irreparable harm to Sellers and Shareholder for which an adequate monetary remedy does not exist. Hence, Buyer agrees that, in the event of a breach or threatened breach by Buyer of this Section 6(t)(j), Sellers and Shareholder shall be entitled to injunctive relief restraining Buyer from violation of any such covenant or agreement without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting Sellers and Shareholder from pursuing any other remedy at law or in equity to which any of them may be entitled under applicable law in the event of a breach or threatened breach of this Section 6(t)(j) by Buyer, including recovery of costs and expenses such as reasonable attorneys' fees incurred by reason of any such breach and actual damages sustained by Sellers and Shareholder as a result of any such breach.

(k)      BUYER'S USE OF SHAREHOLDER'S HUMAN RESOURCES POLICIES

         (i) Buyer acknowledges that Sellers and Shareholder make no representations regarding the completeness or suitability of such policies and that Buyer's use of such policies is at Buyer's own risk.

         (ii) If Buyer distributes any copies of such policies to any of Buyer's employees, future employees, or to any other person, Buyer shall first remove from such policies any references to Shareholder and the usage of the T-3 logo.

         (iii) Buyer shall defend and indemnify Sellers and Shareholder against, and hold them harmless from, any claim, demand, or cause of action brought by any of Sellers' current employees and Buyer's current or future employees arising after the Closing Date and any costs or expenses related thereto, including attorneys' fees; provided that the foregoing indemnity and hold harmless obligations shall not apply to the extend that any such claim, demand, or cause of action relates to circumstances or events which took place on or prior to the Closing Date.

7.       DELIVERIES BY SELLERS AND SHAREHOLDER.

(a) At the Closing, Sellers and Shareholder shall deliver to Buyer, all duly executed:

         (i) the Bill of Sale substantially in the form of Exhibit R, together with vehicle titles duly endorsed for transfer and such other separate instruments of sale, transfer, or assignment as Buyer reasonably requests;

         (ii) certified copies of resolutions of the directors of the respective Sellers and of the Shareholder, authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the transactions contemplated herein;

         (iii) releases and satisfactions of all encumbrances related to the Assets and the Owned Real Property unless otherwise excused or waived by Buyer;

         (iv) a closing certificate in the form of Exhibit S signed by the respective duly authorized officer of Sellers and by the Shareholder;

         (v) all original assignments of the Contract Rights and Leased Properties;

         (vi) estoppel certificates from each of the landlords of the Leased Properties;

         (vii) a warranty deed in the form of Exhibit T, conveying good, valid, and merchantable title to the Owned Real Property to Buyer, subject only to the Permitted Exceptions. Sellers and Shareholder will execute an owner's affidavit or affidavits together with such other evidence as may be required by the Buyer's title company, which affidavits or other documentary evidence, if required, will be in form and substance satisfactory to the Sellers and to the title company and sufficient to cause the title company to issue the Title Policy.

         (viii) all documents, reports and affidavits required to be delivered to any governmental authority in connection with the payment of any real estate transfer tax, transfer of ownership of the Assets, or recordation of the deeds;

         (ix) all documents, indemnity agreements, affidavits and other documents reasonably required by the Title Company to issue the Title Policy;

         (x) the Non-Competition and Non-Solicitation Agreement in the form of Exhibit "W" signed by a duly authorized officer of Shareholder; and

         (ix) a sublease of the lease agreement for the Ameritech/Walker Bolt Premises.

         (x) all such other documents or instruments as Buyer may reasonably request.

(b) Within 90 days after the Closing, Sellers and Shareholder shall deliver to Buyer:

         (i) an agreement executed by A&B Bolt & Supply Inc., d/b/a A&B Valve & Piping Systems ("A&B"), regarding

                  (A) a post-Closing purchase by A&B of certain nuts, bolts, and gaskets acquired for a cost of approximately $230,000, held in Lone Star's inventory and designated for eventual sale to A&B, at a 7.5% markup over the acquisition cost, with payment to be made by A&B in six equal interest-free monthly installments commencing thirty days after the Closing, and

                  (B) a two-year commitment by A&B to continue purchases from Buyer in accordance with historical practices with Lone Star and at market terms, but only to the extent any such items are needed by A&B; and

         (ii) an assignment of each contract listed in Exhibit E or a reasonably equivalent new contract to the extent not delivered to Buyer at Closing.

8.       DELIVERIES BY BUYER.

At the Closing, Buyer shall deliver to Sellers the following items, all duly executed where applicable:

(a)      The Purchase Price;

(b) all documents, reports and affidavits required to be delivered to any governmental authority in connection with the payment of any real estate transfer tax, transfer of ownership of the Assets, or recordation of the deeds;

(c) all documents, indemnity agreements, affidavits and other documents reasonably required by the Title Company to issue the Title Policy; and

(d) all such other documents or instruments as Sellers and the Shareholder may reasonably request.

9.       TITLE COMMITMENT.

(a) Buyer has ordered, at Sellers' expense, an examination of the title to the Owned Real Property. Buyer has delivered to Sellers and Shareholder a copy of a commitment for an owners title insurance policy covering title to the Owned Real Property, with standard exceptions (the "TITLE POLICY"), setting forth the state of title to the Owned Real Property and all objections and exceptions thereto, including rights of way, easements, restrictions, reservations, covenants, liens, encumbrances, leases, estates, and other conditions, if any, affecting the Owned Real Property (the "TITLE COMMITMENT").

(b) Buyer may obtain, at Sellers' expense, for Buyer's use and for the use of the Title Company in connection with the issuance of the Title Policy, a current and complete ALTA/ACSM survey of the Owned Real Property, prepared by a competent registered surveyor in the State of Texas, so as to permit the issuance of a survey endorsement and an ALTA Extended Owner's Policy of Title Insurance. Sellers shall use good faith efforts to ensure the delivery of the survey to Buyer and the Title Company within 30 days after execution of this Agreement. Sellers also shall use good faith efforts to deliver a certification by the surveyor and such additional supporting reports and other certificates as the Title Company may reasonably require to enable the Title Company to deliver a survey endorsement and the Title Policy.

(c) If the condition of title, as set forth in the Title Commitment, is not satisfactory to Buyer, Buyer shall give Sellers and Shareholder written notice of its objections to title ("TITLE OBJECTIONS"), simultaneously with its delivery of the Title Commitment to Sellers and Shareholder. The Parties shall mutually agree to the resolution of all issues raised by the Title Objections as a condition to Closing. If Buyer does not elect to satisfy the Title Objections, or attempts to cure them but is unable to do so prior to the Closing Date, Buyer may, at its option,
         (i) accept title subject to the Title Objections, with an adjustment in the Purchase Price for any liens or encumbrances of a definite or ascertainable amount, or (ii) terminate this Agreement. Any exceptions to title that are either accepted or waived by Buyer are referred to as the "PERMITTED EXCEPTIONS."

(d) If Sellers and Shareholder fail to pay the costs associated with the survey for title insurance, Buyer shall have the right, but not the obligation, to satisfy such payments on behalf of Sellers and Shareholder and to deduct from the Purchase Price the actual costs of the survey.

10.      ENVIRONMENTAL ASSESSMENTS.

(a) Buyer has caused a Phase I environmental site assessment of the Owned Real Property and the Leased Properties to be conducted. Prior to the Closing, Buyer may, in Buyer's sole judgment and discretion and at Buyer's sole expense, cause additional Phase I and Phase II environmental site assessments (the "ENVIRONMENTAL ASSESSMENTS") of the Owned Real Property and the Leased Properties to be conducted by a qualified engineer or environmental consultant of Buyer's choice. The Environmental Assessments shall be performed in such a manner as to not physically damage the Owned Real Property or the Leased Properties or violate the requirements of the TCEQ Voluntary Cleanup Program.

(b) Upon reasonable advance notice, Sellers shall allow reasonable access to the Owned Real Property and the Leased Properties for the purpose of conducting the Environmental Assessments. Sellers and Shareholder may, at their option, participate in the Environmental Assessments, including, accompanying Buyer's representatives on any physical investigation of the Owned Real Property and the Leased Properties. If requested, Buyer shall furnish to Sellers and Shareholder copies of all information, raw data, opinions, and test results generated by the Environmental Assessments.

11.      PRORATIONS AND CHARGES.

(a) The Parties shall prorate and apportion, on a calendar year basis, as of the close of business on the Closing Date, the real estate taxes and assessments, both general and special, for the Owned Real Property, based upon the last available tax statement. If the actual real estate taxes paid by Buyer in respect of the period of the proration exceed the credit given Buyer at closing for such taxes, Lone Star shall, upon presentation of appropriate paid tax bills, reimburse Buyer for any amounts incurred by Buyer for such taxes in excess of the prorated credit. Alternatively, if the actual real estate taxes paid by Buyer in respect of the period of the proration are less that the credit given Buyer at closing for such taxes, Buyer shall reimburse Lone Star for such amount in excess of the actual amount of the taxes. In addition, Lone Star shall be charged the following closing costs:

         (i) the state and local real estate transfer and similar taxes and conveyance fees;

         (ii) the cost of discharging, pursuant to this Agreement, encumbrances on the Owned Real Property; and

         (iii) the cost of recording all deeds and the releases of all encumbrances.

(b) All other amounts paid by the Parties shall be prorated in accordance with local custom. If any prorated amounts are not known as of the Closing Date, adjustments shall be made post-Closing at such time as they are known to the Parties.

(c) Additionally, all other prepaid or accrued items shall be prorated between Buyer and Sellers to reflect the transfer of ownership to Buyer effective as of the Closing.

(d) Sellers and Shareholder, as appropriate, shall pay in a timely manner all taxes resulting from the sale of the Assets pursuant to this Agreement.

12.      COVENANTS AND COOPERATION.

(a)      ADDITIONAL INSTRUMENTS.

         (i) After the Closing, and without further consideration, the Parties shall each deliver or cause to be delivered to any other Party, at such times and places as shall reasonably be requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transactions contained therein. Sellers agree, and the Shareholder agrees to cause Sellers, without further consideration, to cooperate with Buyer and to use commercially reasonable efforts to have the officers and employees of Sellers cooperate for ninety days after the Closing in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining or transferring all necessary Permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods before the Closing.

         (ii) After such 90-day period, the matters performed under the foregoing subsection (a)(i) shall be performed pursuant to subsection (b) below.

Section 12(b) SHAREHOLDER CONSULTING AGREEMENT.

         (i) For the purpose of orderly transfer of business and administrative functions, certain administrative personnel of Shareholder will be made available to Buyer, at no additional cost to Buyer for their services, from time to time to consult for a period of up to ninety (90) days following the Closing. Such personnel shall not have the primary function for providing administrative services such as computer support and accounting for the Buyer, but such personnel will be available to provide a limited support and consulting role to assist Buyer's employees and consultants in such orderly transfer. After the 90-day period has expired, an hourly rate of $75 for certain administrative personnel will be paid until the transition has been completed. Shareholder and Sellers agree to provide help in negotiating the transfer of any client contracts which may be subject to termination based on the sale.

         (ii)     Notwithstanding the preceding paragraph,

                  (A) Shareholder's business personnel will take an active role in arranging for an assignment to purchaser of all major contracts (including master service agreements and license agreements) pertaining to the business and affairs of the Sellers;

                  (B) To the extent that Buyer desires to retain the services of any legal personnel which have been retained by Sellers or Shareholder with respect to negotiation and preparation of this Agreement, Sellers and Shareholder shall arrange for such services under the same terms and conditions as are provided to Sellers and Shareholder.

                  (C) Shareholder's computer personnel shall provide Buyer with all required computer support services (exclusive of parts) consistent with historical support levels after due consideration of the computer systems support which historically has been performed by the on-site employees and contractors who, after the Closing, will be working for Buyer. Shareholder shall continue to provide such support for Buyer until Buyer acquires in an expeditious manner its own stand-alone computer support systems; provided that Buyer's personnel also shall provide the cooperation and support to Shareholder's computer personnel as may be reasonably required under the circumstances; and

                  (D) Shareholder's personnel initially will serve in the mode of maintaining the Buyer's accounting books and records while the Buyer prepares to assume full responsibility for invoicing, accounts payable, and other accounting functions prior to the end of such 90-day period.

                  (E) The foregoing provisions shall not be applicable to any fees chargeable under any consulting agreement which any or all of the Parties may enter into with Judith or Jerome Jandl.

Section 12(c) TRANSITION.

         Neither Sellers nor Shareholder shall take any action that is designed or intended to have the effect of discouraging any customer or business associate of Sellers from maintaining the same business relationships with Buyer after the Closing that such customer or business associate maintained with Sellers before the Closing, or interfering with Buyer's operation of the Business after the Closing. Sellers and Shareholder shall refer all customer inquiries relating to the Business to Buyer from and after the Closing. Shareholder will forward to Buyer all referrals and deliveries directed to Shareholder related to the Business. All mail, correspondence, facsimiles, and telephone calls will immediately be re-directed to Buyer at its address or telephone number contained in Section 23(g). Shareholder and Sellers will, on a daily basis, cause to have all accounts receivable with respect to the Business received in the Sellers' respective bank lockboxes, forwarded to Buyer on the date subsequent to its receipt, to Buyer's address contained in Section 23(g).

(d)      CONTACT WITH THIRD PARTIES.

         Sellers and Shareholder shall each use commercially reasonable efforts to cooperate with Buyer in making contact with

         (i) the appropriate governmental authorities and officials having information about or jurisdiction over Sellers, the Business, or the Assets, including environmental and land use agencies and officials, to assist Buyer in completing its regulatory evaluation of the Business and the Assets and securing any Consents or transfers necessary with respect to existing Permits or in securing new Permits;

         (ii) the customers under customer contracts to secure any Consents necessary with respect thereto,

         (iii) the landlords under the leases for the Leased Properties to secure any Consents necessary with respect thereto; and

         (iv)     the licensors under the license agreements

         (v) and to share any assignments and Consents with respect thereto. Sellers and Shareholder each shall use commercially reasonable efforts to obtain all Consents and transfers necessary with respect to the customer contracts, leases, license agreements, and Permits (or obtain new Permits as necessary) before the Closing. If the transactions, without the Consent of a third party, would constitute a breach of any customer contract, lease, license agreement, or Permit and such consent has not been obtained as of the Closing Date, but nevertheless Buyer elects to consummate the transactions, in each such case Sellers and Shareholder each shall use commercially reasonable efforts to obtain the applicable Consent as promptly as possible after the Closing, shall use commercially reasonable efforts to make appropriate arrangements to enable Buyer to fully enjoy the economic benefits of such customer contracts, leases, license agreements, or Permits, and shall assign the same, if any, at such time as the Consent is obtained.

Section 12(e) ADDITIONAL ASSETS.

         If additional assets or rights forming a part of, used in or intended to be used in, or necessary in the conduct of, the Business, are identified post-Closing as not having been adequately transferred to Buyer, Sellers shall promptly transfer and assign to Buyer such assets or rights without additional consideration.

(f)      TRADE ORGANIZATIONS.

         Lone Star acknowledges that it maintains a reserved seat at the yearly Offshore Technology Conference. Shareholder and Lone Star shall use commercially reasonable efforts to transfer this Offshore Technology Conference seat to Buyer at Closing, provided that Shareholder and Lone Star shall not be required to pay any fees associated with such transfer. Lone Star also acknowledges that it is a member of numerous trade organizations. Lone Star and Shareholder shall assist Buyer in becoming a member of all trade organizations that Lone Star is currently a member. Additionally, Buyer will receive the benefit of all current deposits of Lone Star and/or Shareholder with regards to membership in the above mentioned trade organizations and the Offshore Technology Conference to the extent all such groups so allow.

(g)      ADDITIONAL ACCESS TO RECORDS.

         Shareholder and Sellers will give Buyer access to all books and records concerning the Business, to the extent that they are not transferred by the transactions contemplated herein, for the year 2004 and all prior years to conduct any and all subsequent financial and/or inventory audits. Within fifteen days of the Closing, Buyer's accountants shall have the right to inspect any and all financial books and records of Sellers with respect to the Business.

13.      NAME CHANGE.

Within 30 days after the Closing Date, Sellers shall file, and Shareholder shall cause Sellers to file, with the appropriate governmental authorities in the respective states of Sellers' organization and in other states where Sellers are qualified to transact business as a foreign corporation or other foreign entity such documents as may be necessary, and shall take such additional action as may be necessary, to change (i) Lone Star's name to a name not including the word(s) "Lone Star" or "Screw," any derivative thereof, (ii) Walker Bolt's name to a name not including the word(s) "Walker Bolt" or "Bolt Manufacturing," or any derivative thereof, (iii) Ameritech's name to a name not including the word(s) "Ameritech" or "WHIR Acquisitions," or any derivatives thereof. In addition, from and after the Closing Date, Sellers shall not, and Shareholder shall cause Sellers not to, use any of the Intellectual Property Rights, and neither Sellers nor Shareholder shall use any internet domain name that includes the names "Lone Star," "Walker Bolt," "Ameritech," or any derivatives thereof.

14.      COVENANTS OF SELLERS AND SHAREHOLDER BEFORE CLOSING.

(a)      ACCESS TO OWNED REAL PROPERTY, LEASED PROPERTIES AND RECORDS.

         Between the date of this Agreement and the Closing Date, Sellers shall:

         (i) at reasonable times and upon reasonable notice, grant Buyer and its representatives access to

                  (A) the Owned Real Property and the Leased Properties for the purpose of performing all testing, inspections and other procedures reasonably considered desirable by Buyer, and

                  (B)      the books and records of Sellers, and

         (ii) furnish Buyer with such additional financial and operating data and other information as to the Assets and the Business as Buyer may reasonably request.

         (iii) Sellers and Shareholder will cooperate with Buyer and its representatives in the preparation of any documents or other material that may be required by any governmental authority.

(b)      REQUIRED ACTIVITIES OF SELLERS BEFORE CLOSING.

         Until the Closing, Sellers shall and Shareholder shall cause Sellers to

         (i) maintain the Assets in as good working order and condition ordinary wear and tear excepted and conduct their affairs only in the ordinary course of business;

         (ii) perform all of their obligations under the Permits, customer contracts, license agreements, leases, and their debt instruments;

         (iii) keep in full force and effect present insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

         (iv) use commercially reasonable efforts to preserve intact the Assets and to keep available the services of their officers and employees and maintain good relationships with suppliers, customers and others having business relationships with Sellers, including but not limited paying all vendors and suppliers in a manner consistent with past business practices;

         (v)      maintain compliance with all applicable Laws;

         (vi) use commercially reasonable efforts to preserve their respective business organizations;

         (vii) cooperate with Buyer to promptly prepare the necessary documents; and

         (viii) provide all reasonable assistance to Buyer to provide for an orderly transfer of the Assets from Sellers to Buyer.

Section 14(c) PROHIBITED ACTIVITIES BEFORE CLOSING.

         Until the Closing, Sellers shall not, without the prior written consent of Buyer

         (i) consent to any new lien, security interest, or encumbrance upon any Asset;

         (ii) breach, amend or terminate any permit, license agreement, lease or customer contract in any material manner or fail to maintain the Business, the Assets or the quality of customer service consistent with past practice;

         (iii) enter into any transaction outside the ordinary course of the Business of Sellers or otherwise prohibited under this Agreement;

         (iv)     change their tax status; or

         (v) allow any other action or omission, or series of actions or omissions, that would cause a representation or warranty of Sellers or Shareholder made in Section 5 to be untrue on the Closing.

(d)      STANDSTILL AGREEMENT.

         Unless and until this Agreement is terminated pursuant to Section 20 without the Closing having taken place, Sellers and Shareholder shall not, directly or indirectly, solicit offers for the Assets, for the capital stock of Sellers, or for a merger or consolidation involving Sellers, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have expressed an interest in acquiring Sellers or the Business by merger, consolidation, or other combination or by acquiring any of the capital stock, membership interest or material Assets of Sellers. Shareholder shall not vote its stock in favor of any such transaction.

(e)      TITLE DEFECTS.

         Neither Sellers nor the Shareholder shall cause or consent to any title defect being placed of record on the Owned Real Property from the date of this Agreement to the Closing. If any title defect is so placed or recorded or otherwise exists contrary to the provisions of this Agreement, the effect of which can be removed and/or eliminated by the payment of money, Sellers shall immediately cause sufficient monies to be deposited with Buyer so as to enable Buyer to cause such title defect to be eliminated and/or removed of record; provided that Sellers and Shareholders shall not be required to spend in excess of an aggregate of $100,000 in performing under this subsection.

(f)      CONFIDENTIALITY; FAILURE TO ATTAIN CLOSING.

         In the event the Parties fail to attain the Closing by the Closing Date for any reason, neither Party shall have any right to damages or other compensation under this Agreement except with regard to any obligations of confidentiality between the Parties hereunder, and Buyer shall deliver all documents relating to the Environmental Assessment to Sellers and Shareholder and shall keep the results thereof confidential, except as required by law. To the greatest extent practicable, Buyer shall give Sellers and Shareholder advance notice prior to making any disclosures that it believes are required by law, necessary in connection with the sale, lease, or development of or financing secured by all or part of the Owned Real Property or the Leased Properties, or in defense of a claim asserted against Buyer, and shall provide Sellers and Shareholder with a copy of any such disclosure. This confidentiality requirement shall survive termination of this Agreement.

15.      PUBLIC ANNOUNCEMENTS

(a) Except to the extent required by Law or the Parties consent in writing, the Parties shall keep the existence and terms of this Agreement confidential and no Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any media.

(b) The Parties acknowledge that Shareholder is a publicly-traded corporation and that it may have to make disclosure of all or a part of this Agreement to the U.S. Securities and Exchange Commission or other Governmental Authority and that other disclosures may be required pursuant to the rules of a securities exchange. No such disclosures shall be deemed to constitute a breach of this Agreement.

16.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND SHAREHOLDER

The obligations of Sellers and Shareholder under this Agreement are subject to the completion, satisfaction, or at their option, waiver, on or before the Closing Date, of the following conditions:

(a)      REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date.

(b)      COVENANTS.

         Buyer shall have duly complied with or performed each of the covenants of this Agreement to be complied with or performed by Buyer on or before the Closing Date.

(c)      NO ADVERSE PROCEEDING.

         No Action before a governmental authority shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated herein.

(d)      CLOSING DELIVERIES.

         Buyer shall have timely delivered (if required to be delivered before the Closing) or shall be prepared to deliver the items set forth in
         Section 8.

(e)      GENERAL.

         All actions taken by Buyer in connection with the consummation of the transactions described or contemplated under this Agreement and all certificates, opinions and other documents required to effect such transactions shall be reasonably satisfactory in form and substance to Sellers and Shareholder.

17.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

The obligations of Buyer under this Agreement are subject to the completion, satisfaction or, at its option, waiver, on or before the Closing Date, of the following conditions:

(a)      REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of Sellers and Shareholder contained in this Agreement shall be accurate on and as of the Closing Date.

(b)      COVENANTS.

         Sellers and Shareholder shall have duly complied with or performed each of the terms, covenants and conditions of this Agreement to be complied with or performed by Sellers and Shareholder on or before the Closing Date.

(c)      NO ADVERSE PROCEEDING.

         No action shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated herein. No Governmental Authority shall have taken any other action or made any request of Buyer as a result of which Buyer deems it inadvisable to proceed with the transactions contemplated herein.

(d)      CORPORATE APPROVAL.

         Sellers' and Shareholder's Boards of Directors shall have approved the transactions contained herein.

(e)      NO ADVERSE CHANGE OR MATERIAL ADVERSE EFFECT.

         Except as otherwise disclosed in this Agreement, no adverse change in the results of operations, financial condition or business of Sellers shall have occurred since August 31, 2003 which could result in a Material Adverse Effect. Sellers shall not have suffered any loss or damage to any of the Assets or the Business since the date of this Agreement, which loss or damage would result in a Material Adverse Effect or would materially impair Buyer's ability to operate the Business after the Closing Date.

(f)      TRANSFERABILITY OF PERMITS.

         Buyer shall have determined, in its sole discretion, that as a result of the transactions contemplated herein all of the Permits required for the operation of the Business will be transferred to Buyer at Closing; provided, however, that Buyer, in its sole discretion, may elect at any time to proceed to close even if all such Permits may not be transferred to Buyer.

(g)      DUE DILIGENCE REVIEW.

         Buyer must have received results satisfactory to it, in its sole discretion, from its due diligence review of Sellers, the Business, and the Assets.

(h)      CONSENTS.

         All necessary notices to, Consents of, and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein to be made or obtained by Sellers shall have been made and obtained by Sellers, and Buyer shall have determined, in its sole discretion, that Buyer will be receiving at Closing all the consents or assignments it deems necessary under any Customer Contract, License Agreement, Leasehold Interest, or Permit requiring consent to assignment.

(i)      CLOSING DELIVERIES.

         Sellers and Shareholder shall have timely delivered (if required to be delivered before the Closing) or shall be prepared to deliver the items set forth in Section 7.

(j)      GOVERNMENTAL APPROVALS.

         Sellers and Buyer shall have received all governmental approvals deemed necessary by Buyer, in its sole discretion, to proceed with the transactions.

(k)      ZONING VARIANCES.

         Buyer shall have received all governmental approvals deemed necessary by Buyer, in its sole discretion, to and operate the Business on the Owned Real Property and Leased Property.

(l)      ENVIRONMENTAL.

         Buyer shall be satisfied with the results of the Phase I and/or Phase II Environmental Assessment. No Hazardous Materials shall be present on, under, in or above any of the Owned Real Property or the Leased Properties, or any portion thereof except as properly used and disposed of or stored both before and after use or as otherwise disclosed in this Agreement.

(m)      GENERAL.

         All actions taken Sellers and Shareholder in connection with the consummation of the transactions described or contemplated under this Agreement and all certificates, opinions and other documents required to effect such transactions shall be reasonably satisfactory in form and substance to Buyer.

18.      INDEMNIFICATION.

(a)      BY SELLERS AND SHAREHOLDERS.

         (i)      FOUR-YEAR INDEMNIFICATION FOR MISREPRESENTATION.

                  Sellers and Shareholder agree that they will each, jointly and severally, indemnify, defend, protect and hold harmless Buyer, its members, partners and their respective owners', officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and assigns for four years from and after the Closing Date from and against all Losses that arise as a result of or incident to any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Sellers or Shareholder in Sections 5 or in any other document delivered pursuant to those sections of this Agreement.

         (ii)     UNLIMITED INDEMNIFICATIONS FOR OTHER MATTERS.

                  Notwithstanding the indemnification set forth in Section 18(a)(i) above, Sellers and Shareholder agree that they will each, jointly and severally, indemnify, defend, protect and hold harmless Buyer, its members, partners and their respective owners, officers, directors, divisions, subdivisions, Affiliates, shareholders, agents, employees, successors and assigns from and after the Closing Date, and without any time restriction thereafter, from and against all Losses that arise as a result of or incident to:

                  (A) acts, omissions, and occurrences related to any lack of compliance by any of the Sellers with any Law (including any tax law or Environmental Law), any Permit (including any Environmental Permit), any Environmental Condition, or the failure by Sellers to obtain any required Consents prior to the Closing Date;

                  (B) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Sellers or Shareholder in Sections 5(b) [due organization], 5(c) [authority to enter into Agreement], 5(d) [stock ownership], 5(e) [no conflict], 5(g) [tax returns and financial statements], 5(p)(i) [taxes], and 5(w) [real property] in this Agreement, any Exhibit, or in any other document delivered pursuant to those Sections of this Agreement;

                  (C) Sellers' failure to convey, assign, or otherwise transfer to Buyer any Intellectual Property which Buyer requires to operate the Business in the same manner as Sellers operated the Business prior to Closing

                  (D) a knowing misrepresentation made by Sellers and/or Shareholder in Section 5;

                  (E) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Sellers or Shareholder made in this Agreement or in any other document delivered pursuant to those Sections of this Agreement;

                  (F) any Liabilities or obligations not expressly assumed by Buyer under this Agreement;

                  (G) any Litigation where the underlying cause of action arose on or prior to the Closing Date;

                  (H) the Houston Chemical Investigation and the Ameritech/Sargent Control Investigation; or

                  (I) any claim by a third party for actions or events arising on or prior to the Closing Date that, if true, would mean that a condition for indemnification set forth in this Section 18 had been satisfied.

(b)      BY BUYER.

         Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Sellers and Shareholder, and their respective members, partners, officers, directors, divisions, subdivisions, Affiliates, members, shareholders, agents, employees, successors and assigns at all times from and after the Closing Date from and against all Losses that arise as a result of or incident to:

         (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Buyer set forth in this Agreement;

         (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement or in any other document delivered pursuant to this Agreement;

         (iii) any claim by a third party for actions for events arising after the Closing Date that, if true, would mean that a condition for indemnification set forth in this Section 18 had been satisfied; and

         (iv)     a knowing misrepresentation made by Buyer in Section 5.

19.      SURVIVAL OF INDEMNIFICATIONS.

Nothing herein shall limit any other remedies available to any Party. The indemnification provisions in this Agreement are in addition to any statutory, equitable or common law remedy any party may have for breach of any representation, warranty or covenant.

20.      TERMINATION OF AGREEMENT.

(a)      TERMINATION BY BUYER.

         Buyer, by notice in the manner provided in Section 23(g) on or before the Closing Date, may terminate this Agreement if any of the conditions set forth in Section 17 shall not have been satisfied or in the event of a breach by Sellers or Shareholder in the observance or in the due and timely performance of any of the covenants or conditions contained in this Agreement on their part to be performed, and such breach shall not have been cured within 15 days after notice to Sellers. Additionally, if Buyer reasonably believes that the Cooper Cameron Customer Contract, contained as part of Exhibit "E" is not going to be renewed on terms and conditions acceptable to Buyer, then Buyer, by notice as provided in Section 23(g) on or before the Closing Date, may terminate this Agreement.

(b)      TERMINATION BY SELLER OR SHAREHOLDER.

         Each of the Sellers or Shareholder, by notice in the manner provided in
         Section 23(g) on or before the Closing Date, may terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, or conditions contained in this Agreement on its part to be performed, and such breach shall not have been cured within 15 days after notice to Buyer.

(c)      TERMINATION FOR FAILURE TO CLOSE.

         Either Buyer or Sellers, by notice in the manner provided in Section 23(g), may terminate this Agreement if the Closing has not occurred on or before February 27, 2004; provided, however, that no Party in default under this Agreement shall have the right to terminate pursuant to this Section 20.

(d)      EFFECT OF TERMINATION.

         Termination of this Agreement pursuant to this Section 20 shall not in any way terminate, limit or restrict the rights and remedies of any Party against any other Party which has breached this Agreement before termination.

21.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Each Party acknowledges that it has had and may in the future have access to confidential information, that will as of the date of this Agreement and as of the Closing Date be valuable, special and unique assets of another Party. Each Party agrees, at all times from and after the Closing, to, and shall cause their affiliates, officers, directors, employees and agents to:

(a) treat and hold as confidential (and not disclose or provide access to any Person or to use) any confidential information;

(b) if any Party or any of its respective Affiliates, or any officer, director, member, partner, employee or agent of any of the foregoing entities becomes legally compelled to disclose any such confidential information, provide the other Parties with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and

(c) promptly furnish (prior to, at, or as soon as practicable after the Closing) to the other Parties any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Person.

(d)      This Section 21, however, shall not apply to any information which:

         (i) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement;

         (ii) received from a third party which the receiving Party believed in good faith was not violating any obligations of confidentiality;

         (iii) must be disclosed in accordance with any Law or the rules of any stock exchange; or

         (iv) relates to the liabilities retained by Sellers under this Agreement.

(e) Each Party acknowledges and agrees that the other Parties' remedies at law for any breach or threatened breach of this Section 21 are inadequate, and that in addition to such remedies, such other Parties shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate.

(f) The Parties acknowledge and agree that if any Party breaches any of these restrictive covenants, such breach would cause irreparable harm to the non-violating Parties and, in the event of such breach, the non-violating Parties shall be entitled, in addition to monetary damages and to any other remedies available to the non-violating Parties under this Agreement and at law, to equitable relief, including injunctive relief, and the payment by the violating Party of all costs incurred by the non-violating Parties in enforcing these restrictive covenants, including reasonable attorneys' fees.

22.      LEGAL OPINIONS. [Deleted]

23.      GENERAL PROVISIONS.

(a)      ASSIGNMENT.

         This Agreement may not be assigned (except by operation of Law) or otherwise transferred without the express written consent of Sellers and Buyer (which may be granted or withheld in the sole and absolute discretion of Sellers and Buyer); provided, however, that Buyer may assign this Agreement to an Affiliate of Buyer or any successor of Buyer to the Business without the consent of Sellers.

(b)      BINDING EFFECT; NO THIRD PARTY BENEFICIARIES.

         This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and assigns. Nothing in this Agreement is intended to or shall confer upon any other Person, including any employee or former employee of Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of consultation, audit services, or employment for any specified period.

(c)      AMENDMENT.

         This Agreement may not be amended except by a written instrument executed by each Party.

(d)      ENTIRE AGREEMENT.

         The Letter of Intent is hereby terminated in its entirety, save and except that portion of Section 3 that provides for a $100,000.00 break up fee payable to Buyer in the event of a breach of the said Section 3. This Agreement (together with the other agreements to be delivered at Closing) are the final, complete and exclusive statement of the agreement among the Parties with relation to the subject matter of this Agreement. There are no oral representations, understandings or agreements covering the same subject matter as this Agreement or any other agreement to be delivered at Closing. This Agreement supersedes and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.

(e)      COUNTERPARTS.

         This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all Parties and their successors and permitted assigns, notwithstanding that not all Parties may be signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by telephonic facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 23(f) ATTORNEYS' FEES.

         Should any litigation be commenced under this Agreement, the successful Party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys' fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term "successful party" means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. Notwithstanding the foregoing, if a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful Party from the date of the offer forward.

(g)      NOTICES.

         (i) All notices or other communications required or permitted under this Agreement (other than routine correspondence in the ordinary course of business) shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier, by delivering the same in person to such party, addressed as follows, or by telephone facsimile transmission (provided that the sending party receives confirmation that the recipient's fax equipment has received the notice):

                  If to Sellers or Shareholder, addressed to them at:

                  [name of applicable entity]
                  c/o T-3 Energy Services, Inc.
                  13111 Northwest Freeway
                  Suite 500
                  Houston, Texas 77040

                  Attn: President

                  fax 713-996-4123

                  with a copy to:

                           Douglas B. Whiting
                           Attorney at Law
                           83 E. Fairbranch Circle, Suite 111
                           The Woodlands, Texas 77382

                           fax: 281-419-6505

                  If to Buyer, addressed to it at:
                  Lone Star Fasteners, LP
                  24131 Hardy Road
                  P. O. Box 1149
                  Spring, Texas  77383

                  Attention: Bruce Ross

                  fax: 281-355-3530

                  With a copy to:

                           Perret Doise, APLC
                           600 Jefferson Street
                           Suite 1200
                           Lafayette, Louisiana 70501
                           Attn: Hank Perret

                           Fax: 337-262-9001

         (ii) Notice shall be deemed given and effective the day personally delivered or the day actually received, subject to written verification of receipt or fax receipt confirmation.

         (iii) Any Party may change the address for notice by notifying the other Parties of such change in accordance with this Section.

(h)      WAIVER.

         No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later. No waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

(i)      SEVERABILITY.

         If any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(j)      CONSTRUCTION.

         The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions.

(k)      MUTUAL DRAFTING.

         The Parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 23(l) EXPENSES OF TRANSACTION.

         Whether or not the transactions contemplated under this Agreement are consummated:

         (a) Each Party shall pay the fees, expenses and disbursements and those of its representatives incurred in connection with, and as provided for, this Agreement and any activities associated with conducting due diligence investigations or in preparing or negotiating this Agreement; and

         (b) Sellers shall pay any such fees, expenses and disbursements which must be paid to avoid the possibility that that the Assets will not be charged with or diminished thereby.

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(m)      NO BROKERS.

         Sellers and Shareholder represent and warrant to Buyer and Buyer represents and warrants to Sellers and Shareholder that the warranting Party has had no dealings with any broker, agent or other Person so as to entitle such Person to a commission or fee in connection with the Transactions. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Buyer, Buyer shall indemnify and hold harmless Sellers and Shareholder from all losses relating to such claim. If for any reason a commission or fee becomes or is claimed to be due with respect to dealings by Sellers or Shareholder, Sellers and Shareholder, jointly and severally, shall indemnify and hold harmless Buyer from all losses relating to such claim.

(n)      GOVERNING LAW.

         This Agreement shall be governed by and construed under the laws of the State of Texas without regard to the choice of law provisions thereof which would require the application of the law of another jurisdiction; provided that each of the Parties hereby waives any and all rights to a trial by jury.

(o)      NO THIRD PARTY BENEFICIARIES.

         By their entry into and performance under this Agreement, the Parties acknowledge that they do not intend to create any rights in favor of any person or entity not a party to this Agreement and that no such third party shall have any right to enforce any of the terms or conditions of this Agreement.

24.      DEFINITIONS AND RULES OF INTERPRETATION.

(a)      DEFINITIONS.

For the purposes of this Agreement, each of the following terms shall have the respective meanings ascribed thereto as set forth below:

"A&B" has the meaning specified in Section 7(b) of this Agreement.

"ACTION" means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Authority or private authority.

"ADJUSTMENT ITEMS" means the aggregate net amount of

(i) gross fixed assets (less Sellers' historical amortization and depreciation),

(ii)     receivables (less reserves for bad debts),

(iii) deposits made by Sellers with suppliers and other deposits (excluding deposits in accounts with financial institutions) mutually agreed to by the Parties,

(iv) Inventories (less any required reserve (if any) for obsolete or excess items),

LESS:

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

(v)      trade payables, customer deposits and any other payables, and

(vi) accrued expenses mutually agreed to between the Parties, as substantiated by either Party pursuant to Section 2(b) by appropriate calculations and supporting documentation (including corresponding schedules for Inventory, receivables, and payables).

"AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

"AGREEMENT" has the meaning specified in the introductory paragraph of this Agreement.

"AMERITECH" has the meaning specified in the introductory paragraph of this Agreement.

"AMERITECH BUSINESS" has the meaning specified in the Recitals of this Agreement.

"AMERITECH NOTE" has the meaning specified in Section 2(a)(ii) of this Agreement.

"AMERITECH/SARGENT CONTROL INVESTIGATION" has the meaning specified in
Section 5(q)(iii).

"ARDMORE FACILITY" has the meaning specified in Recital C of this Agreement.

"ASSETS" has the meaning specified in the Recitals of this Agreement.

"ASSUMED OBLIGATIONS" has the meaning specified in Section 1(a) of this Agreement.

"AUGUST 31, 2003 BALANCE SHEET" means a consolidated balance sheet of the Sellers as of August 31, 2003, including a detailed listing of the Adjustment Items, the Estimated Amounts and a detailed listing of the accrued expenses or portion thereof that comprise all retained Liabilities as of August 31, 2003, and setting forth Sellers' good faith calculations of the aggregate net amounts of these items, as set forth in Exhibit I. The August 31, 2003 Balance Sheet excludes the assets and liabilities associated with Lone Star's operations at the Ardmore Facility.

"BUSINESS" has the meaning specified in the Recitals.

"BUYER" has the meaning specified in the introductory paragraph of this Agreement.

"CERCLIS" has the meaning specified in Section 5(t)(iii).

"CLOSING" has the meaning specified in Section 4.

"CLOSING DATE" has the meaning specified in Section 4.

"CODE" has the meaning specified in Section 2(c).

"CONSENTS" means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons which are necessary for the sale and transfer to Buyer of the Assets or the consummation of the Transactions (including the continuation of Customer Contracts) where the approval of any other Person may be required.

"CONTRACT RIGHTS" has the meaning specified in Section 1(a).

"ENCUMBRANCE" means any security interest, pledge, mortgage, deed of trust, lien (including Environmental and Tax liens), charge, judgment, encumbrance, adverse claim, claim arising under Section 506(c) of the Bankruptcy Code, preferential arrangement, fraudulent transfer or other avoidance claim or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and any lien, interest, restriction or limitation arising from or relating to personal or other property tax, sales and transaction privilege, claim of successor liability for any alleged unpaid sales or other tax, and any other lien or assessment of any Governmental Authority, whether or not allowable, recorded or contingent.

"ENVIRONMENT" or "ENVIRONMENTAL" means matters relating to surface waters, ground waters, soil, subsurface strata and ambient air.

"ENVIRONMENTAL ASSESSMENTS" has the meaning specified in Section 10(a).

"ENVIRONMENTAL CONDITION" means the presence or Release of any Hazardous Materials into the Environment on, in or from the Owned Real Property or the Leased Properties, that potentially violates any Law.

"ENVIRONMENTAL LAW(S)" means any Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act; the Clean Water Act; the Toxic Substances Control Act; the Clean Air Act; the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Federal Food, Drug and Cosmetic Act; and the state or local equivalents.

"ENVIRONMENTAL PERMITS" means all Permits and identification numbers required under any applicable Environmental Law.

"ERISA has the meaning specified in Section 5(m).

"FINAL EXHIBIT ON RECEIVABLES" has the meaning specified in Section 2(d)(ii).

"FINANCIAL STATEMENTS" has the meaning specified in Section 5(g).

"GAAP" means generally accepted accounting principles generally in effect and as consistently applied in the United States of America from time to time.

"GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"GOVERNMENT ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and applicable to a specified Party.

"HAZARDOUS MATERIALS" means:

(a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers, or other equipment that contain polychlorinated biphenyls, and radon gas;

(b) any other chemicals, materials or substances defined as or included in the definition of "hazardous materials," "hazardous wastes," "hazardous substances," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic wastes," "toxic pollutants," "pollutants or contaminants" (as defined under CERCLA), "infectious wastes," "medical wastes," "radioactive wastes," "sewage sludges" or words of similar import under any applicable Law.

"HOUSTON CHEMICAL INVESTIGATION" has the meaning specified in Section 5(q)(ii).

"INCOME TAX RETURNS" has the meaning specified in Section 5(g).

"INTELLECTUAL PROPERTY" shall mean all of the following, as they exist in all jurisdictions throughout the world, in each case, and further including all rights of priority thereto:

(a) patents, patent applications, and other patent or industrial property rights (including any divisions, continuations, continuations-in-part, substitutions, re-examinations or reissues thereof, whether or not patents are eventually issued on any such applications, and whether or not any such applications are in interference or opposition proceedings, or are modified, withdrawn or resubmitted);

(b) trademarks, service marks, trade dress, trade names, brand names, designs, logos or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof and all goodwill associated therewith and symbolized thereby;

(c) copyrights and mask works, registrations therefore and applications for registration thereof;

(d) trade secrets, designs, layouts, software, electronic files, research, processes, procedures, techniques, methods, shop rights, know-how, data, works made for hire by others, inventions, works of authorship (whether published or unpublished) and other proprietary and intangible rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

(e) domain names (including registrations and reservations thereof and rights of priority thereto), and URLs.

"ISO" has the meaning specified in Section 1(a)(vi)(B)(4).

"LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of common law, including any Environmental Law, applicable to a specified Party.

"LEASED PROPERTIES" has the meaning specified in the Recitals paragraph of this Agreement.

"LEASEHOLD INTERESTS" has the meaning specified in Section 1(a).

"LETTER OF INTENT" has the meaning specified in Section 5(j).

"LIABILITIES" means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any Law (including any Environmental Law) or Action and those arising under any contract, agreement, arrangement, commitment or undertaking.

"LITIGATION" means any and all lawsuits to which Sellers and Shareholder are a party, whether as a Plaintiff, Defendant, or otherwise, including but not limited to those contained on Exhibit P.

"LONE STAR" has the meaning specified in the introductory paragraph of this Agreement.

"LONE STAR BUSINESS" has the meaning specified in the Recitals paragraph of this Agreement.

"LONE STAR NOTE" has the meaning specified in Section 2(a)(ii) of this Agreement.

"LONE STAR LEASED PREMISES" has the meaning specified in the Recitals of this Agreement.

"LOSSES" means Liabilities, claims, damages, Actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent. In no event shall Losses be deemed to include consequential or incidental damages.

"MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Assets or the Business that, individually or in the aggregate with any and all other circumstances, changes in, or effects thereon: (i) is or could reasonably be expected to be materially adverse to the Assets or to the Business, financial condition (i.e. a financial impact of $50,000 or more), assets or liabilities (including contingent liabilities), customer or supplier relationships, prospects, value, results of operations or the condition (financial or otherwise) of the Business; or (ii) could reasonably be expected to materially adversely affect the ability of Buyer to use the Assets or operate the Business in the manner in which they are currently used or operated by Sellers.

"OWNED REAL PROPERTY has the meaning specified in the Recitals paragraph of this Agreement.

"PARTY" means any of Buyer, Lone Star, Walker, Ameritech, and Shareholder.

"PERMITS" means all permits, licenses, franchises, consents and approvals of every kind necessary to operate the Business.

"PERMITTED ENCUMBRANCES" has the meaning specified in Section 5(y).

"PERMITTED EXCEPTIONS" has the meaning specified in Section 9.

"PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

"PLAN" means: (i) any employee benefit plan, employee welfare benefit plan, employee benefit pension plan, multi-employer plan or multiple-employer welfare arrangement (within the meaning of Section 3 of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, dental or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, "golden parachute" or other contracts or agreements, formal or informal, legally binding or not, with respect to which Sellers are a party, with respect to which Sellers have or could have any obligation (whether primary or secondary) or which are maintained, contributed to or sponsored by Sellers or any member of their controlled group of organizations within the meaning of
Section 414 of the Code for the benefit of any current or former employee, officer or director of Sellers; and (ii) each employee benefit plan for which Sellers could incur liability under Section 4069 of ERISA if such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which Sellers remain secondarily liable under Section 4204 of ERISA.).

"PURCHASE PRICE" has the meaning specified in Section 2(a).

"PURCHASE PRICE DETERMINATION DATE" has the meaning specified in
Section 2(b)(iv)(D).

"QCB" has the meaning specified in Section 1(a)(vi)(B)(4).

"RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing or otherwise releasing into, upon or under any land, water, or air or otherwise entering into the Environment.

"RESTRICTIVE AGREEMENTS" has the meaning specified in Section 5(u).

"SARGENT CONTROL" has the meaning specified in Section 5(q)(iii).

"SELLERS" has the meaning specified in the introductory paragraph of this Agreement.

"SELLERS' ESTIMATED CLOSING BALANCE SHEET" has the meaning specified in
Section 2(b)(ii)(A).

"SELLERS' INTELLECTUAL PROPERTY" shall mean all Intellectual Property, used, held for use, or required for use in the conduct of the Business and owned by, licensed to, or otherwise used by any Seller, save and except the intellectual property pertaining solely to Lone Star's Custom Coating Applicator business.

"SELLERS' PURCHASE PRICE ADJUSTMENT" has the meaning specified in
Section 2(b)(ii)(C).

"SHAREHOLDER" has the meaning specified in the introductory paragraph of this Agreement.

"SPECIALTY CUSTOMER INTELLECTUAL PROPERTY" means any intellectual property rights owned by any customer of the Sellers where the Sellers make use of such intellectual property, with the permission of such customer, when performing services or manufacturing items for that customer or its Affiliates.

"TANGIBLE PERSONAL PROPERTY" has the meaning specified in Section 1(a)(iii).

"TCEQ" means the Texas Commission on Environmental Quality.

"TCEQ VOLUNTARY CLEANUP PROGRAM" means the voluntary cleanup program of the Texas Commission on Environmental Quality described in Section 5(u)(ix).

"THIRD PARTY COSTS" has the meaning specified in Section 1(b)(i).

"TITLE COMMITMENT" has the meaning specified in Section 9.

"TITLE OBJECTIONS" has the meaning specified in Section 9.

"VEHICLES" has the meaning specified in Section 1(a)(iv).

"WALKER BOLT" has the meaning specified in the introductory paragraph of this Agreement.

"WALKER BOLT/AMERITECH LEASED PREMISES" has the meaning specified in the Recitals paragraph of this Agreement.

"WALKER BOLT BUSINESS" has the meaning specified in the Recitals paragraph of this Agreement.

(b)      RULES OF INTERPRETATION.

         (i) wherever a representation or warranty in this Agreement is qualified as having been made to a Party's knowledge, such phrase shall be construed as meaning the knowledge and belief of the officers, directors, and senior managers of Sellers and Shareholder responsible for the operation of the Business or the Assets, including Michael Rai Anderson, P.E., Shareholder's EH&S Director.

         (ii) Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise.

         (iii) The word "include", "included", and "including" shall be construed as being without limitation.

         (iv) Terms defined in the singular shall be construed as being defined in the plural and vice versa.

[balance of page intentionally left blank]

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Sellers, Shareholder and Buyer have caused this Agreement to be executed as of the date contained below by their respective duly authorized officers.

BUYER:

LONE STAR FASTENERS, L.P.

By: RHRS, L.L.C., General Partner

By:    /s/ Bruce Ross
Name:  Bruce Ross
Title: President
Date:  2/19/04

SELLERS:

LSS-LONE STAR-HOUSTON, INC.

By:    /s/ Gus D. Halas
Name:  Gus D. Halas
Title: President
Date:  2/20/04

BOLT MANUFACTURING CO., INC. d/b/a WALKER BOLT MANUFACTURING

By:    /s/ Gus D. Halas
Name:  Gus D. Halas
Title: President
Date:  2/20/04

WHIR ACQUISITION, INC. d/b/a AMERITECH FASTENER MANUFACTURING

By:    /s/ Gus D. Halas
Name:  Gus D. Halas
Title: President
Date:  2/20/04

SHAREHOLDER:

T-3 ENERGY SERVICES, INC.

By:    /s/ Gus D. Halas
Name:  Gus D. Halas
Title: President
Date:  2/20/04

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